EXHIBIT 10
STOCK PURCHASE AGREEMENT
among
WIRELESS RONIN TECHNOLOGIES, INC.,
ROBERT WHENT,
ALAN BUTERBAUGH
and
MARLENE BUTERBAUGH
Dated as of August 1, 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Exhibit 1	Definitions
Exhibit 2.4(a)(ii)	Release
Exhibit 2.4(a)(iii)	Employment Agreements
Exhibit 2.4(a)(iv)	Noncompetition Agreement
Exhibit 2.4(b)(vi)	Release to Resigning Officers and Directors
Exhibit 2.4(c)	Escrow Agreement
Exhibit 7.4(a)	Form of Opinion

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STOCK PURCHASE AGREEMENT
          This Stock Purchase Agreement (“Agreement”) is made as of August 1, 2007, by Wireless Ronin Technologies, Inc., a Minnesota corporation (“Buyer”), and Robert Whent, an individual resident in Ontario, Canada (“Whent”), Alan Buterbaugh, an individual resident in Ontario, Canada (“A. Buterbaugh”), and Marlene Buterbaugh, an individual resident in Ontario, Canada (“M. Buterbaugh”) (collectively hereinafter referred to as “Sellers”).
RECITALS
          A. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of each of (i) 1710647 Ontario Limited, an Ontario provincial corporation (“OL”), (ii) Alamar Holdings Inc., an Ontario provincial corporation (“Alamar”), and (iii) Mar Capital Inc., an Ontario provincial corporation (“Mar”), for the consideration and on the terms set forth in this Agreement.
          B. OL and Alamar own all of the issued and outstanding shares of McGill Digital Solutions, Inc., an Ontario provincial corporation (the “Company” and such shares the “Company Shares”).
          C. Whent is the owner of all of the outstanding shares of OL, and A. Buterbaugh, directly, and M. Buterbaugh, indirectly through Mar, are the owners of all of the outstanding shares of Alamar.
AGREEMENT
          The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
          For all purposes of this Agreement, certain capitalized terms specified in Exhibit 1 shall have the meanings specified or referred to in that Exhibit 2, except as otherwise expressly provided.
2. SALE AND TRANSFER OF SHARES; CLOSING
     2.1 Shares
          Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers. The ownership of such Shares is set forth on Exhibit 2.1 hereto.
     2.2 Purchase Price
          The purchase price (the “Purchase Price”) for the Shares will be the aggregate sum of (i) $3,000,000 (CAD), (ii) the Adjustment Amount (as defined in Section 2.5), (iii) 50,000 shares of the Buyer’s common stock, par value $.01 per share, issued as fully paid and non-assessable shares having the attributes set out in the Buyer’s Organizational Documents (the

“Stock Consideration”), (iv) the Earn-Out Cash (as defined in Section 2.7), if any, and (v) the Earn-Out Stock (as defined in Section 2.7), if any.
     2.3 Closing
          The purchase and sale (the “First Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel at 80 South Eighth Street, Minneapolis, Minnesota 55402, at 10:00 a.m. (local time) on the date that is two business days after each of the conditions precedent set forth in Sections 7 and 8 have been satisfied or waived, or at such other time and place as the parties may agree. If possible, the parties shall agree to complete the transaction via electronic exchange of signed closing documents or other means such as by facsimile rather than by a meeting in person.
     2.4 Closing Obligations
          At the First Closing:
          (a) Sellers will deliver to Buyer:
               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;
               (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, “Sellers’ Releases”);
               (iii) employment agreements in the form of Exhibit 2.4(a)(iii)(1), executed by Whent and A. Buterbaugh (collectively, “Employment Agreements”);
               (iv) noncompetition agreements in the form of Exhibit 2.4(a)(iv), executed by Whent and A. Buterbaugh (collectively, the “Noncompetition Agreements”); and
               (v) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, and that each of Sellers’ representations and warranties in Sections 3.3, 3.4, 3.12, 3.24, 3.28 and 3.29 was accurate in all respects as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and
          (b) Buyer will deliver to Sellers:
               (i) the following amounts by bank cashier’s or certified check payable to the order of or by wire transfer to accounts specified by Whent, A. Buterbaugh and M. Buterbaugh, respectively: (a) $1,500,000 (CAD) to Whent, (b) $900,000 (CAD) to A. Buterbaugh and (c) $600,000 (CAD) to M. Buterbaugh, or to whom each Seller may direct;

               (ii) the Stock Consideration evidenced by Buyer common stock issued in the name of Whent, A. Buterbaugh and M. Buterbaugh, respectively, as follows: (a) 25,000 shares to Whent, (b) 15,000 shares to A. Buterbaugh and (c) 10,000 shares to M. Buterbaugh;
               (iii) the sum of $300,000 (CAD) to the escrow agent referred to in Section 2.4(c) by bank cashier’s or certified check;
               (iv) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;
               (v) the Employment Agreements, executed by Buyer; and
               (vi) releases from Buyer and the Company in favor of each resigning officer and director of OL, Alamar, Mar and the Company in the form of Exhibit 2.4(b)(vi).
          (c) Buyer and Sellers will enter into an escrow agreement in substantially the form of Exhibit 2.4(c) (the “Escrow Agreement”) with U.S. Bank, N.A., which shall provide for a term of six (6) months following the Closing Date, at which time any remaining escrowed funds would be released to Sellers, and that Buyer shall be responsible for all fees and expenses of the escrow agent thereunder.
     2.5 Adjustment Amount
          For purposes of this Agreement, the “Adjustment Amount” (which may be a positive or negative number) will be equal to (a) the Working Capital of the Company as of the Closing Date determined in accordance with Canadian GAAP, minus (b) $1,000,000 (CAD), being the expected minimum Working Capital of the Company as of the Closing Date.
     2.6 Adjustment Procedure
           (a) Sellers will prepare and will cause Roth Mosey, LLP, the Company’s chartered accountants, to prepare a financial statement (“Closing Financial Statement”) of the Company as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date, including a computation of Working Capital as of the Closing Date. Sellers will deliver the Closing Financial Statement to Buyer within sixty (60) days after the Closing Date. If within thirty (30) days following delivery of the Closing Financial Statement, Buyer has not given Sellers notice of its objection to the Closing Financial Statement (such notice must contain a statement of the basis of Buyer’s objection), then the Working Capital reflected in the Closing Financial Statement will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, and Buyer and Sellers cannot resolve such dispute, then the issues in dispute will be submitted to a mutually acceptable, neutral firm of chartered accountants located in Windsor, Ontario, Canada (the "Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) if the finding of the Accountants is equal to or greater than the Working Capital as determined by the Company’s chartered accountants then the Buyer will pay all costs of the Accountants and if the Working Capital is less than the Working Capital as determined by the Accountants then the Sellers will pay all costs of the Accountants.
          (b) On the fifth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is positive, Buyer will pay the Adjustment Amount to Sellers, and if the Adjustment Amount is negative, Sellers will pay the Adjustment Amount to Buyer. All payments will be made together with interest at the rate of 6% per annum compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Sellers must be made in the manner and will be allocated in the proportions set forth in Section 2.4(b)(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify.
     2.7 Earn-Out
          (a) In addition to the Purchase Price, Buyer shall pay to the Sellers at the Second Closing (as defined below) an Earn-Out payment as set forth below, but only if each of the following criteria are met:
               (i) The gross sales of the Company for the 12 month period ended December 31, 2007 is equal to or greater than $4,100,000 (CAD); and
               (ii) The gross margin of the Company for the 12 month period ended December 31, 2007 is equal to or greater than 50%,
(collectively, the “2007 Earn-Out Criteria”).
          (b) In addition to the Purchase Price, Buyer shall pay to the Sellers at the Third Closing (as defined below) an Earn-Out payment as set forth below, but only if each of the following criteria are met:
               (i) The gross sales of the Company for the 12 month period ended December 31, 2008 is equal to or greater than $6,900,000 (CAD); and
               (ii) The gross margin of the Company for the 12 month period ended December 31, 2008 is equal to or greater than 50%,
(collectively, the “2008 Earn-Out Criteria”).
          (c) If each of the 2007 Earn-Out Criteria are met, then no later than March 31, 2008 (the “Second Closing”), Buyer will pay and deliver to Sellers: (i) $250,000 (CAD) in cash (the “2007 Earn-Out Cash”), and (ii) 12,500 shares of Buyer’s common stock, par value $.01 per share, issued as fully paid and non-assessable shares (the “2007 Earn-Out Stock”). If each of the 2008 Earn-Out Criteria are met, then no later than March 31, 2009 (the “Third Closing”), Buyer will pay and deliver to Sellers: (i) $750,000 (CAD) in cash (the “2008 Earn-Out Cash”), and (ii) 37,500 shares of Buyer’s common stock, par value $.01 per share, issued as fully paid and non-assessable shares (the “2008 Earn-Out Stock”). Payments must be made in immediately available funds. Payments to Sellers must be made in the manner and will be allocated in the proportions set forth in Section 2.4(b)(i).
          (d) For purposes of this Agreement, “gross sales” of the Company shall mean gross sales from goods or services generated from operations of the Company, including but not limited to (i) all sales of interactive and e-learning products and applications of the Company, regardless of whether or not such sales are made by the Company or the Buyer and/or affiliates of the Buyer; (ii) sales of products of Buyer or its affiliates by the Company; and (iii) sales or revenue associated with all work performed by the Company at facilities owned or leased by the Company or facilities owned or leased on behalf of the Company from time to time, excluding sales, use, value-added or other similar taxes, shipping and insurance charged to customers. Gross sales and gross margin shall be computed as if the Company were operated as a single separate and independent corporation and shall be determined in accordance with Canadian GAAP as consistently applied by the Company as determined by the firm of independent certified public accountants engaged by Buyer for purposes of its own audit. Gross sales and gross margin shall not include any gains, losses or profits realized from the sale of assets other than in the ordinary course of business. No deduction from gross sales shall be made for any management fees charged by Buyer to the Company. The determination of gross margin hereunder shall include allocations of Buyer’s costs only to the extent such costs are related to the Company’s gross sales. The purchase and sales prices of goods and services provided by the Company to Buyer or its affiliates, or purchased by the Company from Buyer or its affiliates shall be adjusted to reflect the amounts that the Company would have realized if paid or dealing with an independent party in an arm’s length commercial transaction.
          (e) The gross sales and the gross margin of the Company shall be determined promptly after the close of each of the periods set forth in Section 2.7(a)(i) and (ii) and Section 2.7(b)(i) and (ii) by Buyer. Copies of Buyer’s computation of gross sales of the Company and the gross margin of the Company shall be submitted in writing to Sellers and, unless Sellers notify Buyer within 30 days after the receipt of the computation that it objects to the computation of gross sales and gross margin, the computation shall be binding and conclusive for the purposes of this Agreement. Sellers shall have access to the books and records (including financial statements) of the Company during regular business hours to verify Buyer’s computation of gross sales and gross margin.
          (f) If Sellers object to Buyer’s computation of gross sales and gross margin by notifying Buyer within 30 days after receipt of the computation, the gross sales of the Company and the gross margin of the Company shall be determined by negotiation between Sellers and Buyer. If Sellers and Buyer are unable to reach agreement within 30 business days after such notification, the determination of the Company’s gross sales and gross margin for the period in question shall be submitted to a firm of neutral, independent chartered accountants (the “Earn-out Accountants”) for determination, whose determination shall be binding and conclusive on the parties. If the computation of gross sales and gross margin is submitted to Earn-out Accountants for resolution, then:

               (i) the Seller and Buyer shall execute any agreement(s) required by the Earn-out Accountants to accept their engagement pursuant to this Section 2.7;
               (ii) the Buyer shall promptly furnish or cause to be furnished to the Earn-out Accountants such work papers and other documents and information relating to the computation of gross sales and gross margin for an Earn-out period as the Earn-out Accountants may request and are available to Buyer, and shall be afforded the opportunity to present to the Earn-out Accountants, with a copy to Seller, any other written material relating to the computation of such Earn-out period. Sellers shall also have an opportunity to submit their work papers, documentation and information relating to their objection to the Buyer’s calculations or gross sales and gross margin to the Earn-out Accountants for consideration; and
               (iii) Seller and Buyer shall each bear fifty percent (50%) of the fees and costs of the Earn-out Accountants for such determination, provided, however, that the engagement agreement(s) referred to in subpart (i) above may require the parties to be bound jointly and severally to the Earn-out Accountants for those fees and costs, and in the event Seller or Buyer pays to the Earn-out Accountants any amount in excess of 50% of the fees and costs of their engagement, the other party agrees to reimburse Seller or Buyer, as applicable, to the extent required to equalize the payments made by Seller and Buyer with respect to the fees and costs of the Earn-out Accountants.
          (g) If, after final determination of the gross sales and gross margin hereunder for the 12 month period ending December 31, 2007, the 2007 Earn-Out Criteria are met and the 2007 Earn-Out Cash and 2007 Earn-Out Stock are payable by Buyer to Sellers, Buyer shall pay and deliver to Sellers the 2007 Earn-Out Cash and 2007 Earn-Out Stock within five (5) business days following such final determination, together with interest on the 2007 Earn-Out Cash at the rate of 6% per annum, compounded daily, from March 31, 2008 to the date of payment, if applicable.
          (h) If, after final determination of the gross sales and gross margin hereunder for the 12 month period ending December 31, 2008, the 2008 Earn-Out Criteria are met and the 2008 Earn-Out Cash and 2008 Earn-Out Stock are payable by Buyer to Sellers, Buyer shall pay and deliver to Sellers the 2008 Earn-Out Cash and 2008 Earn-Out Stock within five (5) business days following such final determination, together with interest on the 2008 Earn-Out Cash at the rate of 6% per annum, compounded daily, from March 31, 2009 to the date of payment, if applicable.
          (i) The provisions of this Section 2.7 shall survive Closing and shall not merge on Closing.
3. REPRESENTATIONS AND WARRANTIES OF SELLERS
          Sellers represent and warrant to Buyer, jointly and severally, as follows:

     3.1 Organization and Good Standing
          (a) Schedule 3.1 contains the Company’s jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. The Company is a corporation duly incorporated, validly existing and subsisting under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. There is no province, state, country or territory wherein the absence of licensing or qualification as a foreign corporation would have a material adverse effect upon the business of the Company as currently conducted.
          (b) Sellers have delivered to Buyer correct and complete copies of the Organizational Documents of the Company, as currently in effect.
          (c) Schedule 3.1 contains each of OL, Alamar and Mar’s jurisdiction of incorporation or amalgamation. OL is a corporation duly amalgamated, validly existing and subsisting under the laws of its jurisdiction of amalgamation, with full corporate power and authority to own the Company Shares. Alamar is a corporation duly incorporated, validly existing and subsisting under the laws of its jurisdiction of incorporation, with full corporate power and authority to own the Company Shares. Mar is a corporation duly incorporated, validly existing and subsisting under the laws of its jurisdiction of incorporation, with full corporate power and authority to own the shares of Alamar.
          (d) Since incorporation, the primary activity of each of OL, Alamar and Mar has been the direct or indirect holding for investment purposes of the Company Shares and the undertaking of ancillary activities relating to its corporate existence and capitalization. Except, in the case of OL and Alamar, for holding shares of the Company, and in the case of Mar, for holding shares of Alamar, each of OL, Alamar and Mar have never carried on, and is not carrying on, any business, nor does it have any assets, properties or liabilities.
     3.2 Authority; No Conflict
          (a) Subject to bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance and other laws of general application affecting enforceability, this Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers (as may be applicable) of the Escrow Agreement, the Employment Agreements, the Sellers’ Releases, and the Noncompetition Agreements (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers, as applicable, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.

          (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, OL, Alamar or Mar or (B) any resolution adopted by the board of directors or the stockholders of either the Company, OL, Alamar or Mar;
               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, OL, Alamar, Mar or either Seller, or any of the assets owned or used by the Company, OL, Alamar or Mar may be subject;
               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company, OL, Alamar or Mar or that otherwise relates to the business of, or any of the assets owned or used by, the Company, OL, Alamar or Mar;
               (iv) cause Buyer or the Company, OL, Alamar or Mar to become subject to, or to become liable for the payment of, any Tax;
               (v) cause any of the assets owned by the Company, OL, Alamar or Mar to be reassessed or revalued by any Governmental Body;
               (vi) subject to obtaining the consents set forth in Schedule 3.2, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
               (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.
          Except as set forth in Schedule 3.2, neither any Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
          (c) Sellers are acquiring the Stock Consideration for their own account, for investment, and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

     3.3 Capitalization
          Schedule 3.3 sets forth the authorized and issued and outstanding equity securities of each of the Company, OL, Alamar and Mar, constituting the Shares and the Company Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares and Company Shares, free and clear of all Encumbrances, as set forth in Schedule 3.3. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company, OL, Alamar or Mar. All of the outstanding equity securities of each of the Company, OL, Alamar and Mar have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, voting or transfer of any equity securities or other securities of the Company, OL, Alamar or Mar. None of the outstanding equity securities or other securities of the Company, OL, Alamar or Mar was issued in violation of the Securities Act (Ontario), other applicable Canadian securities laws or any other Legal Requirement. Neither the Company, OL, Alamar or Mar owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, nor has the Company, OL, Alamar or Mar made any advances or loans to, any corporation, association, partnership, joint venture or other entity, except as set forth in Schedule 3.3.
     3.4 Financial Statements
          Sellers have delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in each of the years 2004 and 2005, and the related audited statements of income and retained earnings and cash flows for each of the fiscal years then ended, together with the report thereon of Roth Mosey, LLP, independent licensed public accountants, (b) a balance sheet of the Company as at December 31, 2006 (including the notes thereto, the “Balance Sheet”), and the related statements of loss and retained earnings and cash flows for the fiscal year then ended, together with the report thereon of Roth Mosey, LLP, independent licensed public accountants, (c) an unaudited balance sheet of each of the Company, OL, Alamar and Mar as at June 30, 2007 (the “Interim Balance Sheets”) and, with respect to the Company, the related unaudited statements of income and retained earnings and cash flows for the six months then ended, including in each case the notes thereto and (d) at Closing the Holdco Audited Financial Statements. Such financial statements and notes are in accordance with the books and records of the Company and fairly present the financial position and the results of operations and cash flow of the Company, OL, Alamar and Mar as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Canadian GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by Canadian GAAP to be included in the financial statements of the Company. Schedule 3.4 sets forth all changes in accounting methods (for financial accounting purposes) at any time made, agreed to, requested or required with respect to the Company.

     3.5 Books and Records
          The books of account, minute books, share registers and other records of each of the Company, OL, Alamar and Mar, all of which have been made available to Buyer, are complete and correct in all material respects, all material financial transactions of each of the Company, OL, Alamar and Mar have been accurately recorded in such books and records and, to the extent possible, such books and records have been prepared in accordance with Canadian GAAP consistently applied and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company, OL, Alamar and Mar contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of each of the Company, OL, Alamar and Mar, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company, OL, Alamar and Mar, as applicable.
     3.6 Title to Properties; Encumbrances
          Schedule 3.6 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such interests, if any. The Company does not own any real property. The Company owns all the properties and assets (whether tangible or intangible) that they purport to own located in the facilities occupied or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 3.6. Any material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for current taxes not yet due; and (d) the Encumbrances listed in Schedule 3.6.

     3.7 Condition and Sufficiency of Assets
          The equipment of the Company is in good operating condition and repair, having regard to the age thereof and reasonable wear and tear excepted, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Company is sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing.
     3.8 Accounts Receivable
          All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.
     3.9 Inventory
          Neither the Company, OL, Alamar or Mar carries any inventory on its financial statements.
     3.10 No Undisclosed Liabilities
          Except as set forth in Schedule 3.10, neither the Company, OL, Alamar or Mar has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. On the Closing Date, except as set forth in Schedule 3.10, none of the Company, OL, Alamar or Mar will have any outstanding bonds, debentures, notes, mortgages or other indebtedness for borrowed money and none of the Company, OL, Alamar or Mar has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness for borrowed money. None of the

Company, OL, Alamar or Mar has engaged in any transaction that could reasonably be expected to subject the Company, OL, Alamar or Mar to any actions, causes of action, or claims to recover amounts under any one or more provisions of any federal or provincial bankruptcy or insolvency laws.
     3.11 Taxes
          (a) Each of the Company, OL, Alamar and Mar has filed or caused to be filed (on a timely basis as required) all Tax Returns that are or were required to be filed by it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Schedule 3.11 contains a complete and accurate list of, all such Tax Returns filed since 2003. Each of the Company, OL, Alamar and Mar has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, OL, Alamar or Mar, except such Taxes, if any, as are listed in Schedule 3.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with Canadian GAAP) have been provided in the applicable Balance Sheet and the Interim Balance Sheet.
          (b) Schedule 3.11 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11, are being contested in good faith by appropriate proceedings. Schedule 3.11 describes all adjustments to the Canadian Tax Returns filed by each of the Company, OL, Alamar and Mar or any group of corporations including the Company, OL, Alamar or Mar for all taxable years since 2003, as applicable, and the resulting deficiencies proposed by any relevant Governmental Body. Except as described in Schedule 3.11, neither a Seller nor the Company, OL, Alamar or Mar has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company, OL, Alamar or Mar or for which the Company, OL, Alamar or Mar may be liable.
          (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Company, OL, Alamar and Mar are adequate (determined in accordance with Canadian GAAP) and are at least equal to the liability for Taxes for each of the Company, OL, Alamar and Mar, as applicable. There exists no proposed tax assessment, audit, investigation or other proceeding against the Company, OL, Alamar or Mar, except as disclosed in the Balance Sheets or in Schedule 3.11. Provision has been made in the Interim Balance Sheets for all Taxes owing by the Company, OL, Alamar and Mar that are not yet due and payable and that relate to periods ending on or prior to the Closing Date, except as disclosed in Schedule 3.11. Since the date of the Interim Balance Sheets, no Tax liability not reflected in the Interim Balance Sheets or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the Ordinary Course of Business, except as disclosed in Schedule 3.11. All Taxes that each of the Company, OL, Alamar and Mar is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
          (d) All Tax Returns filed by (or that include on a consolidated basis) each of the Company, OL, Alamar and Mar are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company, OL, Alamar or Mar after the date of this Agreement.
          (e) For all transactions between the Company, OL, Alamar or Mar and any person who is a non-resident of Canada and with whom the Company, OL, Alamar or Mar does not deal at arm’s length for purposes of the Income Tax Act (Canada) on or before the Closing Date, the Company, OL, Alamar or Mar, as applicable, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (e) of the Income Tax Act (Canada).
     3.12 No Material Adverse Change
          Since the date of the Balance Sheet, there has not been any material adverse change and there has not been any change, except in the Ordinary Course of Business, in the business, operations, properties, prospects, assets, or condition (financial or otherwise) of each of the Company, OL, Alamar and Mar, and no event has occurred or circumstance exists that may result in such a material adverse change or any change except in the Ordinary Course of Business.
     3.13 Employee Benefits
          (a) Schedule 3.13(a) contains a complete and accurate list of all Employee Plans.
          (b) Except as set out in Schedule 3.13(b):
               (i) The Sellers has provided the Purchaser with a true and complete copy of each Employee Plan and the material documents that support each Employee Plan.
               (ii) All Employee Plans are, and have been, established, registered, qualified, administered, funded and invested in all material respects in accordance with the terms of such Employee Plan, if applicable, including the terms of the material documents that support such Employee Plans, any applicable collective agreement and all applicable Legal Requirements.
               (iii) To the Knowledge of Sellers, no event has occurred respecting any Employee Plan which would result in the revocation of the registration of such Employee Plan or entitle any person (without consent of Sellers) to wind up or terminate any Employee Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Employee Plan.

               (iv) None of the Employee Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein.
               (v) There are no unfunded liabilities in respect of any Employee Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.
               (vi) None of the Employee Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.
               (vii) There is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or Threatened involving any Employee Plan or its assets.
     3.14 Compliance With Legal Requirements; Governmental Authorizations
          (a) Except as set forth in Schedule 3.14:
               (i) Each of the Company, OL, Alamar and Mar is, and at all times since December 31, 2003 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by each of the Company, OL, Alamar and Mar of, or a failure on the part of the Company, OL, Alamar or Mar to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company, OL, Alamar or Mar to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
               (iii) neither the Company, OL, Alamar or Mar has received, at any time since December 31, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company, OL, Alamar or Mar to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (b) Schedule 3.14 contains a complete and accurate list of each Governmental Authorization that is held by the Company, OL, Alamar or Mar or that otherwise relates to the business of, or to any of the assets owned or used by, the Company, OL, Alamar or Mar. Each Governmental Authorization listed or required to be listed in Schedule 3.14 is valid and in full force and effect. Except as set forth in Schedule 3.14:
               (i) each of the Company, OL, Alamar and Mar is, and at all times since December 31, 2003 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14;
               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14;
               (iii) neither the Company, OL, Alamar or Mar has received, at any time since December 31, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and
               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
          The Governmental Authorizations listed in Schedule 3.14 collectively constitute all of the Governmental Authorizations necessary to permit the Company to conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.
     3.15 Legal Proceedings; Orders
          (a) Except as set forth in Schedule 3.15, there is no pending Proceeding:
               (i) that has been commenced by or against the Company, OL, Alamar or Mar or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company, OL, Alamar or Mar; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
          To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15. The Proceedings listed in Schedule 3.15 will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company, OL, Alamar or Mar.
          (b) Except as set forth in Schedule 3.15:
               (i) there is no Order to which the Company, OL, Alamar or Mar, or any of the assets owned or used by the Company, OL, Alamar or Mar, is subject;
               (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company, OL, Alamar or Mar; and
               (iii) no officer, director, agent, or employee of the Company, OL, Alamar or Mar is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.
          (c) Except as set forth in Schedule 3.15:
               (i) each of the Company, OL, Alamar and Mar is, and at all times since December 31, 2003 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;
               (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, OL, Alamar or Mar, or any of the assets owned or used by the Company, OL, Alamar or Mar, is subject; and
               (iii) neither the Company, OL, Alamar or Mar has received, at any time since December 31, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, OL, Alamar or Mar, or any of the assets owned or used by the Company, OL, Alamar or Mar, is or has been subject.
     3.16 Absence of Certain Changes and Events
          Except as set forth in Schedule 3.16, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:
          (a) change in the Company’s authorized or issued share capital; grant of any stock option or right to purchase shares of the Company; issuance of any security convertible into such shares or of any bonds or other corporate securities or debt instruments of the Company or borrowing of any funds; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of the Company; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the Organizational Documents of the Company;
          (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee, agent or independent contractor or entry into any employment, severance, or similar Contract with any director, officer, or employee;
          (d) adoption of, or increase in the payments to or benefits under, any Employee Plan;
          (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;
          (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $5,000 (CAD);
          (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;
          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000 (CAD);
          (i) material change in the accounting methods used by the Company; or
          (j) charitable contributions or pledges exceeding (in the aggregate) $1,000 (CAD); or
          (k) discharge or satisfaction of any Encumbrance or payment of any obligation or liability other than current liabilities shown in the Balance Sheet, and any current liabilities incurred since the date of the Balance Sheet in the Ordinary Course of Business; or
          (l) agreement, whether oral or written, by the Company to do any of the foregoing.
     3.17 Contracts; No Defaults
          (a) Schedule 3.17(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:
               (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $5,000 (CAD);

               (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $5,000 (CAD);
               (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $5,000 (CAD);
               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 (CAD) and with terms of less than one year);
               (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;
               (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;
               (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;
               (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;
               (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
               (x) each power of attorney that is currently effective and outstanding;
               (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;
               (xii) each Applicable Contract for capital expenditures in excess of $5,000 (CAD);
               (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and
               (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          Schedule 3.17(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company’s office where details relating to the Contracts are located.
          (b) Except as set forth in Schedule 3.17(b):
               (i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and
               (ii) to the Knowledge of Sellers and the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.
               (c) Except as set forth in Schedule 3.17(c), each Contract identified or required to be identified in Schedule 3.17(a) is in full force and effect and is valid and enforceable in accordance with its terms.
          (d) Except as set forth in Schedule 3.17(d):
               (i) the Company is, and at all times since December 31, 2003 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;
               (ii) to the Knowledge of the Sellers, each other counterparty that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since December 31, 2003 has been, in full compliance with all applicable terms and requirements of such Contract;
               (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and
               (iv) the Company has not given to or received from any other Person, at any time since December 31, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.
          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.
          (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     3.18 Insurance
          (a) Sellers have delivered to Buyer:
               (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;
               (ii) true and complete copies of all pending applications for policies of insurance; and
               (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.
          (b) Schedule 3.18(b) describes:
               (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;
               (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and
               (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
          (c) Schedule 3.18(c) sets forth, by year, for the current policy year and each of the five (5) preceding policy years:
               (i) a summary of the loss experience under each policy;
               (ii) a statement describing each claim under an insurance policy for an amount in excess of $5,000 (CAD), which sets forth:
                    (A) the name of the claimant;
                    (B) a description of the policy by insurer, type of insurance, and period of coverage; and
                    (C) the amount and a brief description of the claim; and

               (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
          (d) Except as set forth on Schedule 3.18(d):
               (i) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company:
                    (A) are valid, outstanding, and enforceable;
                    (B) are issued by an insurer that, to the Knowledge of the Sellers, is financially sound and reputable;
                    (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;
                    (D) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which the Company is a party or by which it is bound;
                    (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and
                    (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.
               (ii) Neither Sellers nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
               (iii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.
               (iv) The Company has given notice to the insurer of all claims that may be insured thereby.
     3.19 Environmental Matters
          Except as set forth in Schedule 3.19:
          (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Sellers nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (b) There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.
          (c) Neither Sellers nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (d) Neither Sellers nor the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
          (e) There are no Hazardous Materials present on or at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Sellers, the Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

          (f) There has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, the Company, or any other Person.
          (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.
     3.20 Employees
          (a) Schedule 3.20 contains a complete and accurate list of the following information for each employee, officer or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or other Employee Plan. OL, Alamar and Mar do not have and have never had employees.
          (b) No officer or director of the Company and, to the Knowledge of the Sellers, no employee of the Company, is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee, officer or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee, officer or director. To Sellers’ Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.
          (c) Schedule 3.20 also contains a complete and accurate list of the following information for each retired employee, officer or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
     3.21 Labor Relations; Compliance
          (a) Since December 31, 2003, the Company has not been or is not a party to any collective agreement or other labor Contract. Since December 31, 2003, there has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not Threatened, (a)

any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any labor relations board, equal employment opportunity commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a trade union or association bargaining agent for employees of the Company. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company.
          (b) The Company has complied in all respects with all Legal Requirements relating to employees and employment. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. The consummation of the transactions contemplated hereby will not cause Buyer or the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person. There are no collective bargaining agreements, employment agreements between the Company and any of its employees, or professional service agreements not terminable at will relating to the business or assets of the Company.
     3.22 Intellectual Property
          (a) Intellectual Property Assets—The term “Intellectual Property Assets” includes:
               (i) the names “McGill Digital Solutions,” “McGill,” “McGill Multimedia,” “McGill.com” and all other fictional business names, trading names, registered and unregistered trademarks, service marks, and applications used or claimed by the Company worldwide (collectively, “Marks”);
               (ii) all patents (worldwide), patent applications (worldwide), and inventions, potential invention disclosures and discoveries that may be patentable (collectively, “Patents”);
               (iii) all copyrights (registered or unregistered) in both published works and unpublished works worldwide (collectively, “Copyrights”);
               (iv) all rights in mask works worldwide (collectively, “Rights in Mask Works”);
               (v) all domain names and domain registrations worldwide, including McGill.com (collectively “Domain Names”); and
               (vi) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”), whether owned, used, or licensed by the Company as licensee or licensor, including, without limitation, those Trade Secrets set forth on Schedule 3.22(a).
          (b) Agreements
               Schedule 3.22(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or is bound, except for any non-exclusive license implied by the sale of a product to the Company and perpetual, paid-up licenses for commonly available software programs purchased by the Company with a value of less than $2,000 (CAD) under which the Company is the licensee. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such agreement. There have been no disputes or disagreements with respect to any such agreement, except as identified in Schedule 3.22(b).
          (c) Know-How Necessary for the Business
               (i) The Intellectual Property Assets are all those necessary for the operation of the Company’s businesses worldwide as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.
               (ii) Except as set forth in Schedule 3.22(c), all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, copyrights (including transfers or waivers of so-called “moral rights” under the Berne Copyright convention) and information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company. The Company has not authorized any employee to engage in free-lance work would allow the employee to work for others in the field of the Company’s business. All agents, consultants and contractors who have contributed to or participated in the conception and development of intellectual property on behalf of the Company have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising.
               (iii) Neither Sellers nor the Company has any Knowledge, after diligent review of Company records and conferring with Company employees, or has received any notice to the effect, that any product manufactured or sold by the Company, that any service rendered by the Company, or that the marketing or use by the Company of another of any such product or service, may be or is claimed to infringe or has previously been asserted to infringe any intellectual property or legally protectable right of another.
          (d) Patents; Infringement

               (i) The Company has no Patent and has never filed a Patent application in any country. None of the products manufactured and sold or services provided, nor any process, service or know-how used, by the Company infringes or is or has ever been alleged to infringe any patent or other proprietary right of another. None of the Company’s rights in the Intellectual Property Assets is subject to any adverse claim or has been challenged or threatened in any way.
               (ii) The Company has never undertaken or commissioned anyone to undertake a patentability, state of the art, prior art, or infringement analysis or similar, of any technology.
               (iii) The Company is unaware of any specific prior art of a third party which would render any of its inventions or potential inventions unpatentable.
               (iv) With respect to any inventions or potential inventions created by employees who have left the Company, but which patentability is not already barred by expiration of the time to file a patent application in the U.S. or Canada, such employees are covered by agreements which transfer such invention rights to the Company.
          (e) Trademarks and Domain names
               (i) Schedule 3.22(e) contains a complete and accurate list and summary description of all Marks and Domain Names and, where applicable, a list of all registrations of, and applications for registration, of such Marks or Domain Names including applied for applications to register which may have lapsed or otherwise not registered. The Company is the owner of all right, title, and interest in and to each of the Marks and Domain Names, free and clear of all liens, security interests, charges, encumbrances, equities, and no adverse claims are or have been asserted against any of these trademarks. The Company is the owner of all right, title and interest in and to the trademarks McGill and McGill Digital Solutions and the domain name McGill.com, free and clear of all liens, security interests, charges, encumbrances, equities and no adverse claims are being or have been asserted against any of these trademarks.
               (ii) All Marks that have been registered and all applications for registration are currently in good standing and in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.
               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is threatened with the respect to any of the Marks.
               (iv) To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.
               (v) No Mark is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party and specifically the Company has never been contacted about the propriety of its use of the McGill trademark.
               (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.
          (f) Copyrights
               (i) Schedule 3.22(f) contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.
               (ii) For works created in the United States, all the Copyrights have been registered and, for works created anywhere, are currently in compliance with formal legal and marking requirements of the Universal Copyright Convention and Berne Convention on Copyrights, are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within ninety days after the date of Closing.
               (iii) No Copyright is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.
               (v) All copyrightable works of the Company are original works, not derivative works of others, unless otherwise stated in Schedule 3.22(f).
               (vi) All copyrightable works have been created by employees of the Company, and if not employees, such non-employee contributions have been identified in Schedule 3.22(f) and if applicable under the law where the work was created, copyrights have been transferred to Company by written agreement, for works created by non-employees, and such agreements are identified in Schedule 3.22(f).
          (g) Trade Secrets
               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
               (ii) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets by taking such measures to demonstrate effective measures to maintaining secrecy.

               (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.
               (iv) To Sellers’ Knowledge, after due inquiry, none of the Trade Secrets infringes any patent, copyright or other intellectual property right of any third party.
               (v) To Sellers’ knowledge, after due inquiry, no person or employee has, in the past, improperly taken Trade Secrets or Confidential Information relating to Sellers’ business from the Sellers and divulged it to another party.
          (h) Open Source Code
          None of the Intellectual Property Assets incorporates, consists of or is dependent on, any open source computer code, and none is subject to any license or other contract that would require any of the Sellers or the Company or their affiliates to divulge to any Person any source code or trade secret.
     3.23 Certain Payments
          Since December 31, 2003, neither the Company nor any director, officer, agent, or employee of the Company, or to Sellers’ Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The business of the Company is not in any manner dependent upon the making or receipt of such contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment.
     3.24 Disclosure
          (a) No representation or warranty of Sellers in this Agreement and no statement in the Sellers’ Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
          (c) There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Sellers’ Schedules.
     3.25 Relationships With Related Persons
          No Seller or any Related Person of Sellers or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. No Seller or any Related Person of Sellers or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as set forth in Schedule 3.25, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.
     3.26 Brokers or Finders
          Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     3.27 Bank Accounts
          Schedule 3.27 sets forth the names of all banks and other financial institutions with which the Company, OL, Alamar or Mar has an account or safe deposit box and identifies each such account and safe deposit box, together with the names of all persons authorized to draw therefrom or to have access thereto.
     3.28 Title to Shares and Company Shares
          Each Seller is, and on the Closing Date will be, the lawful owner of the number of Shares identified in Schedule 3.3 as being owned by such Seller. Each of OL, Alamar and Mar is, and on the Closing Date will be, the lawful owner of the number of Company Shares and shares of Alamar, as applicable, identified in Schedule 3.3 as being owned by such party. Since the date of the issuance or sale of such Shares and Company Shares to such parties, there has been no event, or action taken (or failure to take action) by or against such Seller or OL, Alamar or Mar, as applicable, which has resulted or might result in the creation of any Encumbrance on such shares. Each such Seller has, and on the Closing Date such Seller will have, good, valid and marketable title, free and clear of all Encumbrances, to the number of Shares so identified in Schedule 3.3, with full right and lawful authority to sell and transfer such Shares to Buyer pursuant to this Agreement. Upon delivery of the consideration required in accordance with Section 2.4(b) hereof as payment for the Shares to be purchased from such Seller pursuant to the terms of this

Agreement, Buyer will acquire good, valid and marketable title thereto, free and clear of all Encumbrances.
     3.29 Competition Act Matters
          The Sellers, the Company and their respective affiliates do not have assets in Canada that exceed $50,000,000 (CAD), or gross revenues from sales in, from or into Canada, that exceed $50,000,000 (CAD), all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.
     3.30 Investor Representations
          (a) Each Seller is an “accredited investor” as defined in (i) Rule 501(a) under the Securities Act and (ii) National Instrument 45-106—Prospectus and Registration Exemptions.
          (b) Each Seller is authorized to purchase and is purchasing the Stock Consideration and will be purchasing the Earn-Out Stock, if applicable, for his own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act and applicable Canadian securities laws. Each Seller understands that its acquisition of the Stock Consideration and the Earn-Out Stock, if applicable, has not been registered under the Securities Act or qualified for distribution under any applicable Canadian securities laws, or registered or qualified under any U.S. state securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of each Seller’s investment intent as expressed herein. Each Seller shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Stock Consideration or the Earn-Out Stock, except in compliance with the terms of this Agreement and the registration requirements of the Securities Act and applicable Canadian securities laws, or an exemption thereunder. Notwithstanding the foregoing, neither the Stock Consideration nor the Earn-Out Stock may be sold in the U.S. or Canada for a period of one year following the First Closing, or in the case of the 2007 Earn-Out Stock, the Second Closing and in the case of the 2008 Earn-Out Stock, the Third Closing, and then only in compliance with such registration requirements or exemption therefrom.
          (c) Each Seller has had an opportunity to ask questions of and receive answers from Buyer or a person acting on behalf of Buyer concerning the terms and conditions of the sale of the Stock Consideration and the Earn-Out Stock and the business, properties and financial condition of Buyer and has received and considered all information it deems relevant to make an informed investment decision.
          (d) Each Seller acknowledges and agrees that the Stock Consideration and Earn-Out Stock may not be resold, transferred, pledged or hypothecated (i) except in a transaction registered under the Securities Act or (ii) unless an exemption from such registration is available and, if Buyer so requests in writing, an opinion of counsel reasonably satisfactory to Buyer is obtained to the effect that the transaction is so exempt. Each Seller understands that the certificate(s) evidencing the Stock Consideration and the Earn-Out Stock, if applicable, shall be imprinted with the legends reflecting the restrictions set forth herein.
          (e) Each Seller understands that nothing in this Agreement or any other materials presented to such Seller in connection with the purchase of the Stock Consideration and the Earn-Out Stock constitutes legal, tax or investment advice. Each Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Stock Consideration and the Earn-Out Stock. Each Seller acknowledges that it is not purchasing the Stock Consideration and will not purchase the Earn-Out Stock as a result of any “general solicitation” or “general advertising” as those terms are used in Regulation D of the Securities Act.
          (f) Each Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada).
     3.31 Mosaic Bankruptcy
          (a) The order of the Ontario Superior Court of Justice (Commercial List) (the “Ontario Court”), dated April 15, 2003 (the “Approval and Vesting Order”), in the proceedings (the “Proceedings”) involving Mosaic Group Inc., Mosaic Group Inc. (Canada), Mosaic Sales Solutions Corp. (Ontario), Field Energy Services Ltd. (Ontario), Mosaic Marketing and Technology Corp. (Ontario), Mosaic Marketing and Technology Solutions (II) Corp. (Ontario) (“Mosaic”), Medium One Productions Inc. (Ontario) and Mosaic Investments Inc. (Ontario) (Court File No.: 02-CL-4816), in respect of the sale of assets under the Mosaic Agreement (as defined below), was issued by the Ontario Court, a copy of which is attached as Schedule 3.31(a)(i). On April 16, 2003, an executed Monitor’s Vesting Certificate was filed with the Ontario Court, a copy of which is attached as Schedule 3.31(a)(ii). Except as set forth in Schedule 3.31(a)(iii), (i) none of the Sellers, the Company or any of their respective affiliates nor any purchaser indemnitees under the Mosaic Agreement has made or, to the Knowledge of the Sellers, intends or has threatened to make any claims under the Mosaic Agreement against any seller under the Mosaic Agreement, and (ii) no seller or seller indemnitees under the Mosaic Agreement, has made or, to the Knowledge of the Sellers, intends or has threatened to make any claims under the Mosaic Agreement against the Sellers, the Company or any of their respective affiliates or any of their successors-in-interest.
          (b) The Approval and Vesting Order is a final order that remains in full force and effect and has not been appealed, varied, stayed or modified in any way whatsoever.
          (c) The creditors of Mosaic were properly served with a copy of motion materials served and filed in the Proceedings seeking approval of the Mosaic Agreement and the Approval and Vesting Order.
For purposes of this Agreement, “Mosaic Agreement” means the Asset Purchase Agreement dated April 11, 2003 between the Company, Whent, A. Buterbaugh and Mosaic Marketing and Technology Solutions (II) Corp.

4. REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Sellers as follows:
     4.1 Organization and Good Standing
          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.
     4.2 Authority; No Conflict
          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the Employment Agreements (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.
          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
               (i) any provision of Buyer’s Organizational Documents;
               (ii) any resolution adopted by the board of directors or the stockholders of Buyer;
               (iii) any Legal Requirement or Order to which Buyer may be subject;
               (iv) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or Order to which the Buyer may be subject; or
               (v) any Contract to which Buyer is a party or by which Buyer may be bound.
          Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person or make any filing with any Person in connection with the execution and delivery of this Agreement or the consummation or performance by Buyer of any of the Contemplated Transactions.
     4.3 Restricted Securities
          Buyer hereby represents, warrants and covenants as follows

          (a) No Registration or Qualification Under Applicable Securities Laws. Buyer understands that the Shares to be purchased by it under this Agreement have not been registered under the Securities Act or qualified for issuance under applicable Canadian securities laws, in each case, in reliance upon exemptions contained in the Securities Act and under applicable Canadian securities laws or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless such Shares subsequently are so registered or qualified for issuance, or qualify for exemption from registration or qualification under the Securities Act or applicable Canadian securities laws, respectively.
          (b) Acquisition for Investment. The Shares are being acquired under this Agreement by Buyer in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act or applicable Canadian securities laws. The Shares will not be offered for sale, sold or otherwise transferred by Buyer without either registration or exemption from registration under the Securities Act or applicable Canadian securities laws.
          (c) Evaluation of Merits and Risks of Investment. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of Buyer’s investment in such Shares being acquired hereunder. Buyer understands and is able to bear any economic risks associated with such investments (including, without limitation, the necessity of holding such Shares for an indefinite period of time, inasmuch as such Shares have not been registered under the Securities Act). Buyer is an “accredited investor” as defined in National Instrument 45-106—Prospectus and Registration Exemptions.
     4.4 Certain Proceedings
          There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     4.5 Brokers or Finders
          Except for Buyer’s obligations to Feltl and Company, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.
     4.6 Stock Consideration and Earn-Out Stock
          The Stock Consideration and Earn-Out Stock, when issued in accordance with the provisions of this Agreement, will be duly authorized, fully paid and nonassessable.
     4.7 SEC Reports and Prospectus; Financial Information
          (a) Buyer has filed with (or furnished to) the Securities and Exchange Commission (“SEC”) all forms, documents, certifications, registration statements and reports required to be filed (or furnished) by it with the SEC since November 30, 2006 (as amended to date, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports filed with (but not furnished to) the SEC complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the SEC Reports or the Prospectus filed with (but not furnished to) the SEC at the time they were filed or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Each of the financial statements (including all related notes and schedules) of Buyer included (or incorporated by reference) in the SEC Reports filed with (but not furnished to) the SEC fairly presents in all material respects the consolidated financial position of Buyer as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein or in the notes thereto, which are not expected to be significant) in conformity with U.S. GAAP (except, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     4.8 Absence of Certain Changes or Events
          Since March 31, 2007 except as specifically contemplated by, or as disclosed in, this Agreement or the SEC Reports, the Buyer has conducted the its business in all material respects in the ordinary course consistent with past practice, and from such date through the date hereof, there has not been a materially adverse change in the business, operations, properties, prospects, assets, or condition (financial or otherwise) of the Company.
5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE
     5.1 Access and Investigation
          Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) access to the Company’s, properties (including subsurface testing), contracts, books and records, and other documents and data and with the presence of a Seller, to the Company’s personnel, on reasonable notice and without interruption of the business of the Company, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data with respect to the Company, OL, Mar and Alamar as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information with respect to the Company, OL, Mar and Alamar as Buyer may reasonably request.

     5.2 Operation of the Businesses of the Company
          Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:
          (a) conduct the business of the Company only in the Ordinary Course of Business;
          (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;
          (c) confer with Buyer concerning operational matters of a material nature; and
          (d) report periodically upon request to Buyer concerning the status of the business, operations, and finances of the Company.
     5.3 Negative Covenant
          Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.
     5.4 Required Approvals
          As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2, provided that this Agreement will not require the Sellers to dispose of or make any change in any portion of its business or to incur any other burden to obtain such a consent, except as specifically agreed herein.
     5.5 Notification
          Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the

Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.
     5.6 Payment of Indebtedness by Related Persons
          Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company, OL, Alamar or Mar by any Seller or any Related Person of any Seller to be paid in full prior to Closing.
     5.7 No Negotiation
          Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.
     5.8 Best Efforts
          Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     5.9 Audited Financial Statements
          Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause Roth Mosey, LLP, independent licensed public accountants, to deliver to Buyer audited balance sheets of each of OL, Alamar and Mar as at December 31, 2006, and the related audited statements of income and retained earnings and cash flows for the fiscal year then ended, together with the report thereon of Roth Mosey, LLP, independent licensed public accountants (the “Holdco Audited Financial Statements”).
6. COVENANTS OF BUYER PRIOR TO CLOSING DATE
     6.1 Approvals of Governmental Bodies
          As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions and (ii) cooperate with Sellers in obtaining all consents identified in Schedule 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
     6.2 Best Efforts
          Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     6.3 Notification
          Between the date hereof and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date hereof, or if Buyer becomes aware of the occurrence after the date hereof of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of discovery of such fact or condition. During the same period, the Buyer shall promptly notify the Sellers of the occurrence of any Breach of any covenant of the Buyer in this Section 6 or the occurrence of any event that may make the satisfaction of conditions in Section 8 impossible or unlikely.
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
          Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 Accuracy of Representations
          (a) All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules, except for changes arising in connection with or contemplated in this Agreement or changes occurring in the Ordinary Course of Business which do not have a material adverse effect on the business of Buyer or the Company taken as a whole, or in either case unless waived by Buyer.
          (b) Each of Sellers’ representations and warranties in Sections 3.3, 3.4, 3.12, 3.24, 3.28 and 3.29 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.
     7.2 Sellers’ Performance
          (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively),

and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
          (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4, 5.6 and 5.8 must have been performed and complied with in all respects.
     7.3 Consents
          Each of the Consents identified in Schedules 3.2 must have been obtained and must be in full force and effect.
     7.4 Additional Documents
          Each of the following documents must have been delivered to Buyer:
          (a) an opinion of Messrs. Miller, Canfield, Paddock and Stone, LLP, dated the Closing Date, in substantially the form of Exhibit 7.4(a); and
          (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by the Sellers of, or the compliance by the Sellers with, any covenant or obligation required to be performed or complied with by the Sellers, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     7.5 No Proceedings
          Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     7.6 No Claim Regarding Stock Ownership or Sale Proceeds
          There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.
     7.7 No Prohibition
          Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal

Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     7.8 No Adverse Change
          There shall have been no material changes since the date of the Interim Balance Sheet in the business, operations, prospects, condition (financial or otherwise), assets, or liabilities of the Company (regardless of whether or not such events or changes are consistent with the representations and warranties given by Sellers herein), except changes contemplated by this Agreement.
     7.9 Resignations of Directors
          The nominees of A. Buterbaugh, M. Buterbaugh, Whent and the Sellers as officers and directors of the Company, OL, Alamar and Mar, and the Sellers shall have tendered their resignations as such and such resigning officers and directors shall have received a release substantially in the form attached as Exhibit 2.4(b)(vi) from Buyer, the Company, OL, Mar and Alamar, as applicable.
     7.10 Fairness Opinion
          Buyer shall have received the favorable opinion of its financial advisor, Feltl and Company, as to the fairness of the transactions contemplated by this Agreement to Buyer, from a financial point of view.
     7.11 Shareholder Approval
          If required by the rules of the NASDAQ Stock Market, Buyer’s shareholders shall have approved the Contemplated Transactions.
     7.12 Termination of Shareholder Agreement
          The Shareholders Agreement, dated July 30, 2003, among Whent, 1281140 Ontario Limited (a predecessor of OL), A. Buterbaugh, Alamar Holdings, Inc. and the Company, shall be terminated effective as of the Closing and all parties thereto shall have exchanged mutual comprehensive releases of all claims thereunder.
8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE
          Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):
     8.1 Accuracy of Representations
          All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
     8.2 Buyer’s Performance
          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b)(i) and Section 2.4(b)(iii) and shall have delivered the Stock Consideration required under Section 2.4(b)(ii).
     8.3 Consents
          Each of the Consents identified in Schedule 3.2 must have been obtained and must be in full force and effect.
     8.4 Additional Documents
          Buyer must have caused to be delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.
     8.5 No Injunction
          There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
9. TERMINATION
     9.1 Termination Events
          This Agreement may, by notice given prior to or at the Closing, be terminated:
          (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;
          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;
          (c) by mutual consent of Buyer and Sellers; or
          (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2007, or such later date as the parties may agree upon; or
          (e) by Buyer upon Buyer’s determination, in its sole discretion based on its investigation and review of the business, operations, prospects, condition (financial or otherwise), assets or liabilities of the Company, that it is not in Buyer’s best interest to proceed with the Contemplated Transactions.
     9.2 Effect of Termination
          Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
10. INDEMNIFICATION; REMEDIES
     10.1 Survival; Right to Indemnification Not Affected by Knowledge
          All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificates delivered pursuant to Section 2.4(a)(iv) and Section 2.4(b)(iv), and any other certificate or document delivered by any party pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2 Indemnification and Payment of Damages By Sellers
          Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Schedules), the Schedules, the supplements to the Schedules, or any other certificate or document delivered by Sellers pursuant to this Agreement;
          (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such Breach that is disclosed in a supplement to the Schedules and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;
          (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;
          (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;
          (e) any matter disclosed in Schedule 3.15;
          (f) any liability, cost or expense related to Buyer’s ownership of the Company Shares through its interest in OL, Alamar and Mar, as opposed to owning directly the Company Shares, it being understood that Buyer’s acquisition of the Shares rather than the Company Shares was effected as an accommodation to Sellers provided there was no adverse impact on Buyer; provided, that this Section 10.2(f) shall not include any liability, cost or expense related to Buyer’s corporate maintenance and accounting incurred after Closing with respect to OL, Alamar and Mar, including, without limitation, any legal and accounting costs and expenses incurred in connection with any reorganization of OL, Alamar and Mar following the Closing; or
          (g) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
          The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3 Indemnification and Payment of Damages by Sellers—Environmental Matters
          In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:
          (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or
          (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.
          Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.
     10.4 Indemnification and Payment of Damages by Buyer
          Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     10.5 Time Limitations
          If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty made herein or in any of Seller’s closing documents hereunder, other than those in Sections 3.11 and 3.19, unless on or before the date 18 months after the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, further, that a claim with respect to Sections 3.11 and 3.19, or a claim for indemnification based upon any covenant or obligation to be performed or complied with prior to the Closing Date, may be made within any applicable statute of limitations or extended statute if a waiver is requested by a Governmental Body.
     10.6 Limitations on Amount—Sellers
          Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), and clause (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $25,000 (CAD), and then only for the amount by which such Damages exceed $25,000 (CAD). However, this Section 10.6 will not apply to any Breach of any of Sellers’ representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.
     10.7 Limitations on Amount—Buyer
          Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 10.4 until the total of all Damages with respect to such matters exceeds $25,000 (CAD), and then only for the amount by which such Damages exceed $25,000 (CAD). However, this Section 10.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.
     10.8 Escrow; Right of Set-off
          Upon notice to Sellers specifying in reasonable detail the basis for such set-off, and after complying with the provisions of the Escrow Agreement, Buyer may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable under Section 2.7 or may give notice of a Claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     10.9 Procedure for Indemnification—Third-Party Claims
          (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnified party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.
          (e) Notwithstanding anything to the contrary contained herein, Buyer hereby covenants and agrees, which covenant and agreement shall survive Closing and shall not merge on Closing, that the Sellers shall have the exclusive right to negotiate, litigate and settle any matter disclosed in Schedule 3.15 and may at their cost engage and employ any counsel the Sellers deem appropriate to assist with any such matter; provided, that no compromise or settlement of such matters may be effected by Sellers without the Buyer’s consent, which consent shall not be unreasonably withheld. Buyer hereby covenants and agrees that it will make available to Sellers upon reasonable request all books, records and documents of the Company or in Buyer’s possession or control relating to any such matter and will also allow Sellers to have access to the staff members of the Company in connection with prosecuting or defending any such matter.
     10.10 Procedure for Indemnification—Other Claims
          A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     10.11 GST Gross-Up.
          Where an amount is payable in respect of a Claim and the Excise Tax Act (Canada) provides that GST is deemed to have been collected by the Payee thereof, the amount so payable, as determined without reference to this paragraph (the “Indemnification Amount”), shall be increased such that the net amount retained by the Payee after remittance of the GST applicable to the Indemnification Amount in accordance with the Excise Tax Act (Canada) is equal to the Indemnification Amount.
11. GENERAL PROVISIONS
     11.1 Obligation to File Tax Returns
          Sellers shall cause to be prepared and filed at their expense all Tax Returns with the appropriate federal, state, local and foreign Governmental Bodies relating to the Company, OL, Alamar and Mar for periods ending on or prior to the Closing Date, including but not limited to Tax Returns required to be prepared and filed as a consequence of the direct or indirect change of control of all or any of the Company, OL, Alamar and Mar and shall pay all Taxes due with respect to such Tax Returns, to the extent that such liability for Tax is not covered by reserves established by the Company, OL, Mar or Alamar, as applicable; provided, that Sellers shall prepare such Tax Returns in a manner most favorable to the Company, OL, Alamar and Mar in accordance with applicable Legal Requirements; and provided, further, that Sellers shall provide such Tax Returns to Buyer for review a reasonable time prior to filing.
     11.2 Expenses
          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
     11.3 Public Announcements
          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers shall mutually determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     11.4 Confidentiality
          Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written information stamped “confidential” when originally furnished by another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.
          If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer’s request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

     11.5 Notices
          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:
Robert Whent
300 Russell Woods Drive
Tecumseh, Ontario N8N 4K5 CANADA
               and
Alan and Marlene Buterbaugh
143 Pointe West Drive
Amherstburg, Ontario N9V 3P2 CANADA
with a copy to:
Jeffrey M. Slopen
Principal
Miller, Canfield, Paddock and Stone, LLP
443 Ouellette Avenue, Suite 300
Windsor, Ontario N9A 6R4 CANADA
Buyer:
Wireless Ronin Technologies, Inc.
Baker Technology Plaza, Suite 475
5929 Baker Road
Minnetonka, MN 55345
Attention: John A. Witham
Facsimile No.: (952) 974-7887
with a copy to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Avron L. Gordon
Facsimile No.: (612) 977-8650
     11.6 Jurisdiction; Service of Process
          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Buyer and each of the Sellers hereby irrevocably agree that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement or to any of the other documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     11.7 Further Assurances
          The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.8 Waiver
          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.9 Entire Agreement and Modification
          This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated June 28, 2007, which is hereby agreed to be terminated on Closing) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     11.10 Schedules
          (a) The disclosures in the Schedules, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.11 Assignments, Successors, and No Third-Party Rights
          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.12 Severability
          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.13 Section Headings, Construction
          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     11.14 Time of Essence
          With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.15 Governing Law
          This Agreement will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.
     11.16 Counterparts
          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     11.17 Specific Performance
          In addition to any other remedies which Buyer may have at law or in equity, each Seller hereby acknowledges that the Shares and the Company are unique, and that the harm to

Buyer resulting from breaches by any Seller of his or her obligations cannot be adequately compensated by damages. Accordingly, each Seller agrees that Buyer shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Sellers and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Jeffery C. Mack
Name: Jeffrey C. Mack
Title: CEO

/s/ Robert Whent

Robert Whent

/s/ Alan Buterbaugh

Alan Buterbaugh

/s/ Marlene Buterbaugh

Marlene Buterbaugh

EXHIBITS

Exhibit 1
Definitions

DEFINITIONS:
          “Adjustment Amount”—as defined in Section 2.5.
          “Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.
          “Balance Sheet”—as defined in Section 3.4.
          “Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
          “Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
          “Buyer”—as defined in the first paragraph of this Agreement.
          “Canadian GAAP”—generally accepted accounting principles from time to time in effect in Canada, consistently applied.
          “Closing”— means the purchase and sale of the Shares, the delivery of the consideration therefor and the consummation of the transactions set out herein.
          “Closing Date”—the date and time as of which the First Closing actually takes place.
          “Company”—as defined in the Recitals of this Agreement.
          “Competing Business”—as defined in Section 3.25.
          “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
          “Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:
          (a) the sale of the Shares by Sellers to Buyer;

          (b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements, the Sellers’ Releases, the Releases of resigning officers and directors and the Escrow Agreement;
          (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and
          (d) Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.
          “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
          “Copyrights”—as defined in Section 3.22(a)(iii).
          “Damages”—as defined in Section 10.2.
          “Domain Names”—as defined in Section 3.22(a)(v).
          “Earn-Out Cash”—the 2007 Earn-Out Cash and the 2008 Earn-Out Cash, collectively.
          “Earn-Out Stock”—the 2007 Earn-Out Stock and the 2008 Earn-Out Stock, collectively.
          “Employee Plan” — all plans with respect to the Company’s employees or former employees to which the Company is a party to or bound by or to which the Company has an obligation to contribute relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, employment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan.
          “Employment Agreements”—as defined in Section 2.4(a)(iii).
          “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
          “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

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          “Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
          “Environmental Law”—any Legal Requirement that requires or relates to:
          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
          (e) protecting resources, species, or ecological amenities;
          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

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          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
          “Escrow Agreement”—as defined in Section 2.4.
          “Exchange Act”—the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.
          “First Closing”—as defined in Section 2.3.
          “Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          “Governmental Body”—any:
          (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;
          (b) federal, provincial, state, local, territorial, municipal, foreign, or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
          (d) multi-national organization or body; or
          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
          “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.
          “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any

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admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
          “Indemnified Persons”—as defined in Section 10.2.
          “Intellectual Property Assets”—as defined in Section 3.22.
          “Interim Balance Sheet”—as defined in Section 3.4.
          “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
          (a) such individual is actually aware of such fact or other matter; or
          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
          A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
          “Legal Requirement”—any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
          “Marks”—has the meaning set out in Section 3.22(a)(i).
          “Noncompetition Agreements”—as defined in Section 2.4(a)(iv).
          “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
          “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
          “Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

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          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and
          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
          “Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
          “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          “Proprietary Rights Agreement”—has the meaning set out in Section 3.20(b).
          “Prospectus”—the Final Prospectus of the Buyer dated June 13, 2007, as supplemented by Prospectus Supplement No 1 dated June 19, 2007.
          “Related Person” —with respect to a particular individual:
          (a) each other member of such individual’s Family;
          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
          (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
          (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
          With respect to a specified Person other than an individual:
          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

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          (b) any Person that holds a Material Interest in such specified Person;
          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
          (d) any Person in which such specified Person holds a Material Interest;
          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
          (f) any Related Person of any individual described in clause (b) or (c).
          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person.
          “Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
          “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
          “Rights in Mask Works”—as defined in Section 3.22(a)(iv).
          “Schedules”—the Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
          “Second Closing”—as defined in Section 2.7.
          “Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Sellers”—as defined in the first paragraph of this Agreement.
          “Sellers’ Releases”—as defined in Section 2.4.
          “Shares”—as defined in the Recitals of this Agreement.
          “Stock Consideration”—as defined in Section 2.2(iii).
          “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has

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not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
          “Tax”—any tax (including any income tax, capital gains tax, value-added tax, sales tax, goods and services tax, property tax, capital tax, excise tax, withholding tax, payroll and employee withholding tax, health tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), employment insurance and Canada Pension Plan premiums, workers’ compensation payments, deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
          “Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
          “Third Closing”— as defined in Section 2.7.
          “Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
          “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
          “U.S.”—the United States and its territories and possessions.
          “U.S. GAAP”—generally accepted accounting principles from time to time in effect in the United States, consistently applied.
          “Working Capital”—the difference between current assets and current liabilities, each to be determined in a manner consistent with the calculations of current assets and current liabilities set forth in Company’s most recent audited financial statements.

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Exhibit 2.4(a)(ii)
Release
          This Release is being executed and delivered in accordance with Section 2.4(a)(ii) of the Stock Purchase Agreement (the “Agreement”), dated August ___, 2007, between Wireless Ronin Technologies, Inc., a Minnesota corporation (“Buyer”), Robert Whent (“Whent”), Alan Buterbaugh (“A. Buterbaugh”) and Marlene Buterbaugh (“M. Buterbaugh”). Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.
          Each Seller acknowledges that execution and delivery of this Release is a condition to Buyer’s obligation to purchase the beneficial ownership of the outstanding shares of the Company pursuant to the Agreement and that Buyer is relying on this Release in consummating such purchase.
          Each Seller, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Buyer to purchase the beneficial ownership of the outstanding shares of the Company pursuant to the Agreement, hereby agrees as follows:
          Each Seller, on behalf of himself and each of his Related Persons, hereby releases and forever discharges the Buyer, the Company, OL, Alamar and Mar, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Sellers or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, specifically excluding any rights to indemnification or reimbursement from the Company, OL, Alamar or Mar pursuant to their respective Organizational Documents in connection with actions taken or omitted to be taken in their capacities as officers and directors thereof contemporaneously with or prior to the Closing Date, other than arising out of the obligations of Sellers under the Agreement or any agreement or document delivered pursuant thereto; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under the Agreement or any agreement or document delivered pursuant thereto.
          Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.
          Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Seller, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Seller or his or her Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Seller or his or her Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.
          If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
          This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the state of Minnesota without regard to principles of conflicts of law.
          All words used in this Release will be construed to be of such gender or number as the circumstances require.
          IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ___ day of August, 2007.

Robert Whent

Alan Buterbaugh

Marlene Buterbaugh

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Exhibit 2.4(a)(iii)
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective August ___, 2007, by and between McGill Digital Solutions Inc., a corporation duly organized and existing under the laws of Ontario, Canada, with a place of business at 4510 Rhodes Drive, Suite 800, Windsor, ON, Canada N8W 5C2 (hereinafter referred to as the “Company”), and Robert Whent, a resident of the province of Ontario, Canada (hereinafter referred to as “Executive”).
BACKGROUND OF AGREEMENT
•	The Company desires to employ Executive as its President and Executive desires to accept such employment.
•	The Company is a subsidiary of Wireless Ronin Technologies, Inc. (“WRT”).
•	This Agreement provides, among other things, for base compensation for Executive, a term of employment and severance payments in the event Executive is terminated without Cause or by reason of a Change of Control of the Company.
          In consideration of the foregoing, the Company and Executive agree as follows:
ARTICLE 1
EMPLOYMENT
     Section 1.1 Subject to the terms of Articles 3 and 6, the Company agrees to employ Executive as its President pursuant to the terms of this Agreement, and Executive agrees to such employment. Executive’s primary place of employment shall be the offices located at 4510 Rhodes Drive, Suite 800, Windsor, ON, Canada N8W 5C2.
     Section 1.2 Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by a President of a similar size company. Consistent with the foregoing, the Company may from time to time assign to Executive such other duties relating to operations and management of the Company as it determines are consistent with Executive’s experience and senior management level.
     Section 1.3 Executive shall carry out his duties in a professional and diligent manner and conduct himself respectfully in his interaction with others. Executive shall report to Jeffrey Mack, Chief Executive Officer of WRT and be subject to direction by such officer of WRT or such other officer as the Board of the Company or WRT shall specify, and shall generally be subject to direction and advice of such Board.

ARTICLE 2
BEST EFFORTS OF EXECUTIVE
     Section 2.1 Executive shall use his best efforts and abilities in the performance of his duties, services and responsibilities for the Company.
     Section 2.2 During the term of his employment, Executive shall devote substantially all of his business time and attention to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board, which approval shall be given if such activities do not violate, or substantially interfere with his performance of his duties, services and responsibilities under this Agreement.
ARTICLE 3
TERM AND NATURE OF EMPLOYMENT
     Section 3.1 Executive’s employment hereunder shall be for an initial term commencing August    , 2007 and ending on August ___, 2008.
     Section 3.2 The term of Executive’s employment shall automatically be extended for successive one (1) year periods commencing on August ___, 2008 unless the Company or Executive elects not to extend employment, by giving written notice to the other not less than thirty (30) days prior to the end of the initial term or any extension period. Neither the Company nor Executive shall be obligated to extend the term of Executive’s employment. ALL PARTIES: NOTE AUTOMATIC RENEWAL
     Section 3.3 The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Executive. All such amendments shall be effective when memorialized by a written agreement between the Company and Executive, following approval by the Company’s Board or the WRT Compensation Committee (the “Committee”).
ARTICLE 4
COMPENSATION AND BENEFITS
     Section 4.1 During the initial term of employment hereunder, Executive shall be paid a base annual salary of Two Hundred and Twenty Five Thousand Dollars ($225,000.00) per year (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive. The Company agrees to review Executive’s performance and compensation annually. Executive’s Base Salary may be increased (but not decreased) in the sole discretion of the Board. Base Salary shall not be reduced after any such increase except in connection with Company compensation reductions applied to all other senior executives of the Company. In the event Executive’s employment shall for

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any reason terminate during the Term, Executive’s final monthly Base Salary payment shall be made on a pro-rated basis as of the last day of the month in which such employment terminated.
     Section 4.2 During the term of employment, in addition to payments of Base Salary set forth above, Executive may be eligible to participate in any performance-based cash bonus or equity award plan, based upon achievement of individual and/or Company goals established by the Board or WRT Compensation Committee. Executive’s eligibility for such bonus plans and the extent of Executive’s participation in those bonus plans shall be within the discretion of the Company’s Board or WRT’s Compensation Committee.
     Section 4.3 During the term of employment, Executive may be entitled to participate in employee benefit plans, policies, programs and arrangements, as the same may be provided and amended from time to time in the discretion of the Company’s Board or the WRT Compensation Committee.
     Section 4.4 The Company shall reimburse Executive for all reasonable business and travel expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement. Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.
VACATION AND LEAVE OF ABSENCE
     Section 4.5 Vacation and leaves of absence shall be taken in accordance with the Company’s policies for executive-level employees. Such policies shall be subject to change from time to time. As of the date of this Agreement and for the 12-month period commencing on the date of this Agreement, Executive shall annually be entitled to twenty-two (22) business days of paid time off (“PTO”), in addition to the Company’s normal paid holidays; provided, however, that the Company will allow the Executive to take statutory holidays prescribed for Ontario instead of holidays observed by other U.S. based executive managers. The Company furnished Executive with a copy of its PTO policy prior to the execution of this Agreement.
ARTICLE 5
TERMINATION
     Section 5.1 The Company may terminate Executive’s employment upon written notice thereof. In the event of a termination of Executive without Cause, including a termination by Executive for Good Reason or a decision by the Company not to renew the employment of the Executive as per Section 3.02 hereof, Executive shall be entitled to receive: (i) the Severance Payment provided in Section 6.01 and (ii) the bonus described in Section 6.03.
     Section 5.2 Executive’s employment will terminate as of the date of the death or Disability of the Executive. In the event of such termination, there shall be payable to

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Executive or Executive’s estate Base Salary earned through the date of death together with a pro-rata portion of any bonus due Executive pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine. Such pro-rated bonus shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement. For purposes of this Agreement “Disability” shall mean a determination by the Board of the Company of the inability of Executive to perform substantially all of his duties and responsibilities under this Agreement due to illness, injury, accident or condition of either a physical or psychological nature, and such inability continues for an aggregate of ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days, subject to applicable human rights laws. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding.
     Section 5.3 Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice specifying a termination date based on any of the following events that constitute Cause:
5.3.1	Any conviction, guilty plea or no contest plea by Executive to an indictable offence or a summary conviction offence which involves gross moral turpitude, or any public or private conduct or behavior by Executive that has or can reasonably be expected to have a detrimental effect on the Company and the image of its management;

5.3.2	Any act of material misconduct, insubordination, willful or gross negligence, or breach of duty with respect to the Company, including, but not limited to, embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, or willful breach of fiduciary duty to the Company which results in a material loss, damage, or injury to the Company;

5.3.3	Any willful material breach of any material provision of this Agreement or of the Company’s announced or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless such breach is part of a pattern of chronic breaches of the same, which may be evidenced by reports or warning letters given by the Company to Executive, in which case such breach is not deemed curable.

5.3.4	Any unauthorized disclosure of any Company trade secret or confidential information, conduct constituting unfair competition with respect to the Company, including or inducing a party to breach a contract with the Company; or

5.3.5	A willful violation of U.S. federal or state or Canadian national or provincial securities laws.

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     Section 5.4 Executive may terminate his employment upon sixty (60) days prior written notice to the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Cause:
5.4.1	the Company or any of its subsidiaries materially reduces Executive’s Base Salary or base rate of annual compensation, or otherwise materially changes benefits provided to Executive under compensation and benefit plans, arrangements, policies and procedures to be as a whole materially less favorable to Executive, other than reductions in Base Salary permitted under Section 4.01;

5.4.2	the Executive is demoted from his then current office with the Company without his express written consent;

5.4.3	without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, to a location more than fifty (50) miles from the location of Executive’s job or office immediately prior to such required change;

5.4.4	a successor company fails or refuses to assume the Company’s obligations under this Agreement; or

5.4.5	the Company or any successor company breaches any of the material provisions of this Agreement.
If Executive intends to terminate this Agreement for Good Reason, Executive must give not less than sixty (60) days written notice to the Company of the facts or events giving rise to Good Reason, and must give such notice within ninety (90) days following the facts or event alleged to give rise to Good Reason.
     Section 5.5 After the initial term described in Section 3.01 hereof, the Executive may terminate his employment for any reason upon sixty (60) days prior written notice to the Company.
     Section 5.6 During the term of his employment and for 24 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) neither the Company or any of its directors, or officers shall directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive. Information which the Company or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, shall not constitute a disparaging statement.
     Section 5.7 Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contactor of the Company or any of its subsidiaries or affiliates, if any, unless otherwise agreed by the Company and Executive.

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ARTICLE 6
SEVERANCE PAYMENTS
     Section 6.1 The Company, its successors or assigns, will pay Executive as severance pay (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination if (i) there has been a Change of Control of WRT (as defined in Section 6.02), and (ii) Executive is an active and full-time employee of the Company at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 5.04)), other than for Cause or death or disability. If Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, other than in connection with a Change of Control, the Severance Payment shall be limited and equal to twelve (12) months of Executive’s Base Salary. Nothing in this Section 6.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 5.03. Payment of the Severance Payment pursuant to Section 6.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation or, at the Company’s election. No Severance shall be payable if Executive’s employment is terminated due to death or Disability.
     Section 6.2 For the purposes of this Agreement, “Change of Control” shall mean any one of the following:
6.2.1	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either: (1) the then outstanding Stock; or (2) the combined voting power of WRT’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control: (i) any acquisition directly from WRT; (ii) any acquisition by WRT; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by WRT; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of WRT is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of WRT immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

6.2.2	individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board. Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

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6.2.3	approval by the shareholders of WRT of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of WRT’s Stock and other voting securities either legally or beneficially; or

6.2.4	the sale, transfer or other disposition of all substantially all of WRT’s assets; or

6.2.5	a merger of WRT with another entity after which the pre-merger shareholders of WRT own less than 50% of the stock of the surviving corporation.
          A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest in WRT is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.
     Section 6.3 In addition to the Severance Payment, the Company, upon a Change of Control, will pay Executive a bonus (“Severance Bonus”) in a lump sum within thirty (30) days following a termination of employment pursuant to 6.01, an amount equal to two (2) times Executive’s bonus earned for the prior fiscal year or, upon a termination of Executive’s employment without cause other than in connection with a Change of Control, a Severance Bonus equal to one and one-half (1.5) times Executive’s bonus earned for the prior fiscal year. The Severance Bonus payable pursuant to this Section 6.03 shall not, however, exceed Executive’s target bonus as set forth in any bonus plan or arrangement in which Executive participates at the time of termination of his employment. The Severance Payment or Severance Bonus shall be reduced by the amount of cash severance benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the amount payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment or Severance Bonus payable pursuant to this Section. Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-benefits” for purposes of this Section 6.03.
     Section 6.4 The Company may withhold from any amounts payable under this Agreement all U.S. federal, state, city, Canadian national, provincial or municipal or other taxes required by applicable law to be withheld by the Company.
     Section 6.5 The provisions of this Article 6 will be deemed to survive the termination of this Agreement for the purposes of satisfying the obligations of the Company and Executive hereunder.

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ARTICLE 7
NONDISCLOSURE AND INVENTIONS
     Section 7.1 Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information of the Company. “Confidential Information” means any information or compilation of information that the Executive learns or develops during the course of his/her employment that is not generally known by persons outside the Company (whether or not conceived, originated, discovered, or developed in whole or in part by Executive). Confidential Information includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of the Company: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, customer and product names and related information, prices sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances. Confidential Information also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.
     Section 7.2 Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries (“Work Product”) and all moral rights relating thereto belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board of Directors of the Company and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, within one year after termination of employment with the Company, shall be presumed to cover and be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and

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duly corroborated records establishing that such Work Product was conceived and made following termination of employment.
          Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.
     Section 7.3 In the event of a breach or threatened breach by Executive of the provisions of this Article 7, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     Section 7.4 Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.
     Section 7.5 The Executive understands and agrees that any violation of this Article 7 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.
     Section 7.6 The provisions of this Article 7 shall survive termination of this Agreement indefinitely.
ARTICLE 8
NON-COMPETITION, NON-INTERFERENCE AND NON-SOLICITATION
     Section 8.1 In further consideration of the compensation to be paid to Executive hereunder, including amounts payable to Executive as a Severance Payment, Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and other Confidential Information concerning the Company and that his services will be of a special, unique and

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extraordinary value to the Company, and therefore, Executive agrees that, during the period of his employment, and for a period of one year following the end of Executive’s employment term specified in Section 3.01 or any extension thereof, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, its subsidiaries or affiliates, as defined below and as such businesses exist or are in the process during the period of his employment on the date of termination or the expiration of the period his employment, within any geographical area within Canada or the United States in which the Company or its subsidiaries or affiliates engage or have defined plans communicated to Executive to engage in such businesses. Nothing herein shall prevent Executive from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded in the United States, so long as Executive has no participation in the business of such corporation. For the purposes of this Agreement, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of interactive, e-learning and digital signage products and solutions.
     Section 8.2 Executive agrees that during the term of his employment and for a period of one (1) year after the termination of Executive’s employment he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees on behalf of any other entity, whether or not such entity competes with the Company.
     Section 8.3 Executive agrees that breach by him of the provisions of this Article 8 will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     Section 8.4 The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.
     Section 8.5 The obligations contained in this Article 8 shall survive the termination of this Agreement as described in this Article 8.
ARTICLE 9
MISCELLANEOUS
     Section 9.1 Governing Law. This Agreement shall be governed and construed according to the laws of the Province of Ontario without regard to conflicts of

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law provisions. The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise resolved by arbitration pursuant to Section 9.06, such dispute shall be resolved only in the Superior Court of Justice Ontario, Southwest Region in a court located in the City of Windsor, Ontario and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the Superior Court of Justice Ontario, Southwest Region and agrees that all claims in respect to any such proceeding shall be heard and determined in the Superior Court of Justice Ontario, Southwest Region; (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the Province of Ontario.
     Section 9.2 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.
     Section 9.3 Waiver. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Executive.
     Section 9.4 Entire Agreement; Modification. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement; provided, however, that the Noncompetition Agreement entered into between Executive and WRT of even date shall, to the extent it relates to any of the subject matter of this Agreement, be deemed to be an independent obligation of Executive and be enforceable in accordance with its terms. The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of

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this Agreement. Except for modifications described in Section 3.01 and Section 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     Section 9.5 Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.
     Section 9.6 Arbitration. Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Ontario, Canada and if possible conducted in Windsor, Ontario by a single arbitrator selected by the Company and Executive, with arbitration governed by the Arbitration Act, 1991 (Ontario); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive). Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event the Company and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Superior Court of Justice of Ontario, Southwest Region. The arbitrator shall have the authority to make awards of damages as would any court in Ontario having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages. In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.
9.6.1	In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

9.6.2	The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

9.6.3	Notwithstanding this Section 9.06, in the event of alleged noncompliance or violation, as the case may be, of Sections 7 or 8 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.
     Section 9.7 Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute, shall be entitled to recover its legal

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fees and expenses reasonably incurred in connection with such dispute. Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.
     Section 9.8 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or may send by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then current executive offices to the attention of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.
     Section 9.9 Survival. The provisions of this Article 9 shall survive the termination of this Agreement, indefinitely.
          IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WIRELESS RONIN TECHNOLOGY, INC.

By

Jeffrey C. Mack
President and Chief Executive Officer

EXECUTIVE

By

Robert Whent

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EXECUTIVE EMPLOYMENT AGREEMENT
          THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective August ___, 2007, by and between McGill Digital Solutions Inc., a corporation duly organized and existing under the laws of Ontario, Canada, with a place of business at 4510 Rhodes Drive, Suite 800, Windsor, ON, Canada N8W 5C2 (hereinafter referred to as the “Company”), and Alan Buterbaugh, a resident of the province of Ontario, Canada (hereinafter referred to as “Executive”).
BACKGROUND OF AGREEMENT
•	The Company desires to employ Executive as its Senior Vice-President of Sales and Business Development Operations, and Executive desires to accept such employment.
•	The Company is a subsidiary of Wireless Ronin Technologies, Inc. (“WRT”).
•	This Agreement provides, among other things, for base compensation for Executive, a term of employment and severance payments in the event Executive is terminated without Cause or by reason of a Change of Control of the Company.
          In consideration of the foregoing, the Company and Executive agree as follows:
ARTICLE 1
EMPLOYMENT
     Section 1.1 Subject to the terms of Articles 3 and 6, the Company agrees to employ Executive as its Senior Vice-President, Sales and Business Development pursuant to the terms of this Agreement, and Executive agrees to such employment. Executive’s title shall be Senior Vice-President, Sales and Business Development. Executive’s primary place of employment shall be the offices located at 4510 Rhodes Drive, Suite 800, Windsor, ON, Canada N8W 5C2.
     Section 1.2 Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by a Vice-President of a similar size company, specifically including, without limitation, the duties and responsibilities which Executive has generally carried out for the Company in the twelve months preceding the date of this Agreement. Consistent with the foregoing, the Company may from time to time assign to Executive such other duties relating to operations and management of the Company as it determines are consistent with Executive’s experience and management level.
     Section 1.3 Executive shall carry out his duties in a professional and diligent manner and conduct himself respectfully in his interaction with others. Executive shall report to Scott Koller of WRT and be subject to direction by such officers of the Company as the Board of the Company or WRT shall specify, and shall generally be subject to direction and advice of such Board.

ARTICLE 2
BEST EFFORTS OF EXECUTIVE
     Section 2.1 Executive shall use his best efforts and abilities in the performance of his duties, services and responsibilities for the Company.
     Section 2.2 During the term of his employment, Executive shall devote substantially all of his business time and attention to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board, which approval shall be given if such activities do not violate, or substantially interfere with his performance of his duties, services and responsibilities under this Agreement.
ARTICLE 3
TERM AND NATURE OF EMPLOYMENT
     Section 3.1 Executive’s employment hereunder shall be for an initial term commencing August     , 2007 and ending on August ___, 2008.
     Section 3.2 The term of Executive’s employment shall automatically be extended for successive one (1) year periods commencing on August ___, 2008 unless the Company or Executive elects not to extend employment, by giving written notice to the other not less than thirty (30) days prior to the end of the initial term or any extension period. Neither the Company nor Executive shall be obligated to extend the term of Executive’s employment. ALL PARTIES: NOTE AUTOMATIC RENEWAL
     Section 3.3 The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Executive. All such amendments shall be effective when memorialized by a written agreement between the Company and Executive, following approval by the Company’s Board or the WRT Compensation Committee (the “Committee”).
ARTICLE 4
COMPENSATION AND BENEFITS
     Section 4.1 During the initial term of employment hereunder, Executive shall be paid a base annual salary of Two Hundred and Twenty Five Thousand Dollars ($225,000.00) per year (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive. The Company agrees to review Executive’s performance and compensation annually. Executive’s Base Salary may be increased (but not decreased) in the sole discretion of the Board. Base Salary shall not be reduced after any such increase except in connection with Company compensation reductions applied to all other senior executives of the Company. In the event Executive’s employment shall for

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any reason terminate during the Term, Executive’s final monthly Base Salary payment shall be made on a pro-rated basis as of the last day of the month in which such employment terminated.
     Section 4.2 During the term of employment, in addition to payments of Base Salary set forth above, Executive may be eligible to participate in any performance-based cash bonus or equity award plan, based upon achievement of individual and/or Company goals established by the Board or WRT Compensation Committee. Executive’s eligibility for such bonus plans and the extent of Executive’s participation in those bonus plans shall be within the discretion of the Company’s Board or WRT’s Compensation Committee.
     Section 4.3 During the term of employment, Executive may be entitled to participate in employee benefit plans, policies, programs and arrangements, as the same may be provided and amended from time to time in the discretion of the Company’s Board or the WRT Compensation Committee.
     Section 4.4 The Company shall reimburse Executive for all reasonable business and travel expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement. Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.
VACATION AND LEAVE OF ABSENCE
     Section 4.5 Vacation and leaves of absence shall be taken in accordance with the Company’s policies for executive-level employees. Such policies shall be subject to change from time to time. As of the date of this Agreement and for the 12-month period commencing on the date of this Agreement, Executive shall annually be entitled to twenty-two (22) business days of paid time off (“PTO”), in addition to the Company’s normal paid holidays; provided, however, that the Company will allow the Executive to take statutory holidays prescribed for Ontario instead of holidays observed by other U.S. based executive managers. The Company furnished Executive with a copy of its PTO policy prior to the execution of this Agreement.
ARTICLE 5
TERMINATION
     Section 5.1 The Company may terminate Executive’s employment upon written notice thereof. In the event of a termination of Executive without Cause, including a termination by Executive for Good Reason or a decision by the Company not to renew the employment of the Executive as per Section 3.02 hereof, Executive shall be entitled to receive: (i) the Severance Payment provided in Section 6.01 and (ii) the bonus described in Section 6.03.
     Section 5.2 Executive’s employment will terminate as of the date of the death or Disability of the Executive. In the event of such termination, there shall be payable to

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Executive or Executive’s estate Base Salary earned through the date of death together with a pro-rata portion of any bonus due Executive pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine. Such pro-rated bonus shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement. For purposes of this Agreement “Disability” shall mean a determination by the Board of the Company of the inability of Executive to perform substantially all of his duties and responsibilities under this Agreement due to illness, injury, accident or condition of either a physical or psychological nature, and such inability continues for an aggregate of ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days, subject to applicable human rights laws. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding.
     Section 5.3 Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice specifying a termination date based on any of the following events that constitute Cause:
5.3.1	Any conviction, guilty plea or no contest plea by Executive to an indictable offence or a summary conviction offence which involves gross moral turpitude, or any public or private conduct or behavior by Executive that has or can reasonably be expected to have a detrimental effect on the Company and the image of its management;

5.3.2	Any act of material misconduct, insubordination, willful or gross negligence, or breach of duty with respect to the Company, including, but not limited to, embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, or willful breach of fiduciary duty to the Company which results in a material loss, damage, or injury to the Company;

5.3.3	Any willful material breach of any material provision of this Agreement or of the Company’s announced or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless such breach is part of a pattern of chronic breaches of the same, which may be evidenced by reports or warning letters given by the Company to Executive, in which case such breach is not deemed curable.

5.3.4	Any unauthorized disclosure of any Company trade secret or confidential information, conduct constituting unfair competition with respect to the Company, including or inducing a party to breach a contract with the Company; or

5.3.5	A willful violation of U.S. federal or state or Canadian national or provincial securities laws.

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     Section 5.4 Executive may terminate his employment upon sixty (60) days prior written notice to the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Cause:
5.4.1	the Company or any of its subsidiaries materially reduces Executive’s Base Salary or base rate of annual compensation, or otherwise materially changes benefits provided to Executive under compensation and benefit plans, arrangements, policies and procedures to be as a whole materially less favorable to Executive, other than reductions in Base Salary permitted under Section 4.01;

5.4.2	the Executive is demoted from his then current office with the Company without his express written consent;

5.4.3	without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, to a location more than fifty (50) miles from the location of Executive’s job or office immediately prior to such required change;

5.4.4	a successor company fails or refuses to assume the Company’s obligations under this Agreement; or

5.4.5	the Company or any successor company breaches any of the material provisions of this Agreement.
If Executive intends to terminate this Agreement for Good Reason, Executive must give not less than sixty (60) days written notice to the Company of the facts or events giving rise to Good Reason, and must give such notice within ninety (90) days following the facts or event alleged to give rise to Good Reason.
     Section 5.5 After the initial term described in Section 3.01 hereof, the Executive may terminate his employment for any reason upon sixty (60) days prior written notice to the Company.
     Section 5.6 During the term of his employment and for 24 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) neither the Company or any of its directors, or officers shall directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive. Information which the Company or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, shall not constitute a disparaging statement.
     Section 5.7 Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contactor of the Company or any of its subsidiaries or affiliates, if any, unless otherwise agreed by the Company and Executive.

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ARTICLE 6
SEVERANCE PAYMENTS
     Section 6.1 The Company, its successors or assigns, will pay Executive as severance pay (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination if (i) there has been a Change of Control of WRT (as defined in Section 6.02), and (ii) Executive is an active and full-time employee of the Company at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 5.04)), other than for Cause or death or disability. If Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, other than in connection with a Change of Control, the Severance Payment shall be limited and equal to twelve (12) months of Executive’s Base Salary. Nothing in this Section 6.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 5.03. Payment of the Severance Payment pursuant to Section 6.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation or, at the Company’s election. No Severance shall be payable if Executive’s employment is terminated due to death or Disability.
     Section 6.2 For the purposes of this Agreement, “Change of Control” shall mean any one of the following:
6.2.1	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either: (1) the then outstanding Stock; or (2) the combined voting power of WRT’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control: (i) any acquisition directly from WRT; (ii) any acquisition by WRT; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by WRT; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of WRT is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of WRT immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

6.2.2	individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board. Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

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6.2.3	approval by the shareholders of WRT of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of WRT’s Stock and other voting securities either legally or beneficially; or

6.2.4	the sale, transfer or other disposition of all substantially all of WRT’s assets; or

6.2.5	a merger of WRT with another entity after which the pre-merger shareholders of WRT own less than 50% of the stock of the surviving corporation.
          A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest in WRT is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.
     Section 6.3 In addition to the Severance Payment, the Company, upon a Change of Control, will pay Executive a bonus (“Severance Bonus”) in a lump sum within thirty (30) days following a termination of employment pursuant to 6.01, an amount equal to two (2) times Executive’s bonus earned for the prior fiscal year or, upon a termination of Executive’s employment without cause other than in connection with a Change of Control, a Severance Bonus equal to one and one-half (1.5) times Executive’s bonus earned for the prior fiscal year. The Severance Bonus payable pursuant to this Section 6.03 shall not, however, exceed Executive’s target bonus as set forth in any bonus plan or arrangement in which Executive participates at the time of termination of his employment. The Severance Payment or Severance Bonus shall be reduced by the amount of cash severance benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the amount payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment or Severance Bonus payable pursuant to this Section. Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-benefits” for purposes of this Section 6.03.
     Section 6.4 The Company may withhold from any amounts payable under this Agreement all U.S. federal, state, city, Canadian national, provincial or municipal or other taxes required by applicable law to be withheld by the Company.
     Section 6.5 The provisions of this Article 6 will be deemed to survive the termination of this Agreement for the purposes of satisfying the obligations of the Company and Executive hereunder.

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ARTICLE 7
NONDISCLOSURE AND INVENTIONS
     Section 7.1 Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information of the Company. “Confidential Information” means any information or compilation of information that the Executive learns or develops during the course of his/her employment that is not generally known by persons outside the Company (whether or not conceived, originated, discovered, or developed in whole or in part by Executive). Confidential Information includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of the Company: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, customer and product names and related information, prices sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances. Confidential Information also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.
     Section 7.2 Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries (“Work Product”) and all moral rights relating thereto belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board of Directors of the Company and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, within one year after termination of employment with the Company, shall be presumed to cover and be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and

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duly corroborated records establishing that such Work Product was conceived and made following termination of employment.
          Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.
     Section 7.3 In the event of a breach or threatened breach by Executive of the provisions of this Article 7, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     Section 7.4 Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.
     Section 7.5 The Executive understands and agrees that any violation of this Article 7 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.
     Section 7.6 The provisions of this Article 7 shall survive termination of this Agreement indefinitely.
ARTICLE 8
NON-COMPETITION, NON-INTERFERENCE AND NON-SOLICITATION
     Section 8.1 In further consideration of the compensation to be paid to Executive hereunder, including amounts payable to Executive as a Severance Payment, Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and other Confidential Information concerning the Company and that his services will be of a special, unique and

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extraordinary value to the Company, and therefore, Executive agrees that, during the period of his employment, and for a period of one year following the end of Executive’s employment term specified in Section 3.01 or any extension thereof, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, its subsidiaries or affiliates, as defined below and as such businesses exist or are in the process during the period of his employment on the date of termination or the expiration of the period his employment, within any geographical area within Canada or the United States in which the Company or its subsidiaries or affiliates engage or have defined plans communicated to Executive to engage in such businesses. Nothing herein shall prevent Executive from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded in the United States, so long as Executive has no participation in the business of such corporation. For the purposes of this Agreement, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of interactive, e-learning and digital signage products and solutions.
     Section 8.2 Executive agrees that during the term of his employment and for a period of one (1) year after the termination of Executive’s employment he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees on behalf of any other entity, whether or not such entity competes with the Company.
     Section 8.3 Executive agrees that breach by him of the provisions of this Article 8 will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     Section 8.4 The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.
     Section 8.5 The obligations contained in this Article 8 shall survive the termination of this Agreement as described in this Article 8.
ARTICLE 9
MISCELLANEOUS
     Section 9.1 Governing Law. This Agreement shall be governed and construed according to the laws of the Province of Ontario without regard to conflicts of

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law provisions. The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise resolved by arbitration pursuant to Section 9.06, such dispute shall be resolved only in the Superior Court of Justice Ontario, Southwest Region in a court located in the City of Windsor, Ontario and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the Superior Court of Justice Ontario, Southwest Region and agrees that all claims in respect to any such proceeding shall be heard and determined in the Superior Court of Justice Ontario, Southwest Region; (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the Province of Ontario.
     Section 9.2 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.
     Section 9.3 Waiver. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Executive.
     Section 9.4 Entire Agreement; Modification. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement; provided, however, that the Noncompetition Agreement entered into between Executive and WRT of even date shall, to the extent it relates to any of the subject matter of this Agreement, be deemed to be an independent obligation of Executive and be enforceable in accordance with its terms. The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of

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this Agreement. Except for modifications described in Section 3.01 and Section 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     Section 9.5 Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.
     Section 9.6 Arbitration. Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Ontario, Canada and if possible conducted in Windsor, Ontario by a single arbitrator selected by the Company and Executive, with arbitration governed by the Arbitration Act, 1991 (Ontario); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive). Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event the Company and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Superior Court of Justice of Ontario, Southwest Region. The arbitrator shall have the authority to make awards of damages as would any court in Ontario having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages. In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.
9.6.1	In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

9.6.2	The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

9.6.3	Notwithstanding this Section 9.06, in the event of alleged noncompliance or violation, as the case may be, of Sections 7 or 8 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.
     Section 9.7 Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute, shall be entitled to recover its legal

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fees and expenses reasonably incurred in connection with such dispute. Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.
     Section 9.8 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or may send by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then current executive offices to the attention of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.
     Section 9.9 Survival. The provisions of this Article 9 shall survive the termination of this Agreement, indefinitely.
          IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WIRELESS RONIN TECHNOLOGY, INC.
By
Jeffrey C. Mack
President and Chief Executive Officer

EXECUTIVE
By
Alan Buterbaugh

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Exhibit 2.4(a)(iv)
NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (this “Agreement”) is made as of July ___, 2007, by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (“Buyer”), and Robert Whent, of the Province of Ontario (“Seller”).
RECITALS
     Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller, Robert Whent (“A”) and Alan Buterbaugh and Marlene Buterbaugh (together “B”) the beneficial interest in all of the outstanding shares (the “Shares”) of McGill Digital Solutions, Inc. (the “Company”) pursuant to the terms and conditions of a Stock Purchase Agreement (the “Stock Purchase Agreement”) made as of July ___, 2007. Section 2.4(a)(iv) of the Stock Purchase Agreement requires that noncompetition agreements be executed and delivered by each of Seller and Alan Buterbaugh as a condition to the purchase of the beneficial interest in the Shares by Buyer.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.
2. ACKNOWLEDGMENTS BY SELLER
     Seller acknowledges that (a) Seller has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company (collectively, the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of any applicable Legal Requirement; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Company is international in scope, (c) its products and services are marketed throughout the World; (d) the Company competes with other businesses that are or could be located in any part of the World; (e) Buyer has required that Seller make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the Buyer’s purchase of the Shares beneficially owned by Seller, A and B; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Company’s business, and (g) the Company would be irreparably damaged if Seller were to breach the covenants set forth in Sections 3 and 4 of this Agreement.
3. CONFIDENTIAL INFORMATION
     Seller acknowledges and agrees that all Confidential Information known or obtained by Seller, whether before or after the date hereof, is the property of the Company. Therefore, Seller agrees that Seller will not, at any time, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether Seller has such information in Seller’s memory or embodied in writing or other physical form, without Buyer’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller’s fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company. Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and any other Confidential Information that Seller may then possess or have under Seller’s control.
4. NONCOMPETITION
     As an inducement for Buyer to enter into the Stock Purchase Agreement and as additional consideration for the purchase price to be paid to Seller under the Stock Purchase Agreement Seller agrees that:
     (a) For a period of three years after the Closing:
          (i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller’s name or any similar name to, lend Seller’s credit to, or render services or advice to, any business whose business, products or activities compete in whole or in part with the business of the Company, anywhere within any geographical area within Canada or the United States in which the Company or its subsidiaries or affiliates engage, have engaged, or have plans to engage which have been communicated to the Seller to engage in, such business; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any United States national or regional securities

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exchange or have been registered under Section 12(g) of the United States Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. For the purposes hereof, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of interactive, e-learning and digital signage products and solutions, and any other products and services which the Seller has actual knowledge or had material involvement in development or marketing.
          (ii) Seller will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of the Company who is or was the employee of the Company as of the date of this Agreement or anytime during the foregoing three years (the “Employee”), to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.
          (iii) Seller will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Seller to be a customer of the Company, whether or not Seller had personal contact with such Person;
     (b) In the event of a breach by Seller of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;
     (c) Seller will not, for the longer of three (3) years following the date of this Agreement or two (2) years after the termination of his employment with the Company, disparage Buyer or the Company, the products or services of either of them, or any of their shareholders, directors, officers, employees, or agents; and
     (d) Seller will, for a period of three (3) years after the Closing, and for a period of one (1) year following the termination of his employment with the Company, advise Buyer of the identity of any employer of Seller within ten days after accepting any employment. Buyer or the Company may serve notice upon each such employer that Seller is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.
     The obligations of Seller under this Agreement shall be in addition to any obligations of Seller under any employment agreement with the Company now or hereafter entered into with Seller.
5. REMEDIES
     If Seller breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer and the Company will be entitled to the following remedies:
     (a) Damages from Seller;

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     (b) To offset against any and all amounts owing to Seller under the Stock Purchase Agreement any and all amounts which Buyer or the Company claims under Subsection 5(a) of this Agreement; provided that Buyer causes any amounts claimed as an offset to be placed in an interest-bearing escrow account pending any resolution of a dispute between Seller, the Company or Buyer under this Agreement;
     (c) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach; and
     (d) The rights and remedies of the parties to this Agreement are cumulative and not alternative.
6. SUCCESSORS AND ASSIGNS
     This Agreement will be binding upon Buyer, the Company and Seller and will inure to the benefit of Buyer and the Company and their affiliates, successors and assigns and Seller and Seller’s assigns, heirs and legal representatives.
7. WAIVER
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
8. GOVERNING LAW
     This Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to conflicts of laws principles.
9. JURISDICTION; SERVICE OF PROCESS
     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Province of Ontario, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be

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served on any party anywhere in the world. Buyer and each of the Sellers hereby irrevocably agree that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement or to any of the other documents referred to herein or therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
10. SEVERABILITY
     Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.
11. COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
12. SECTION HEADINGS, CONSTRUCTION
     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
13. NOTICES
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
Seller:
Robert Whent
300 Russell Woods Drive

5

Tecumseh, Ontario N8N 4K5 CANADA
           and
Alan and Marlene Buterbaugh
143 Pointe West Drive
Amherstburg, Ontario N9V 3P2 CANADA
with a copy to:
Jeffrey M. Slopen
Principal
Miller, Canfield, Paddock and Stone, P.L.C.
443 Ouellette Avenue, Suite 300
Windsor, Ontario N9A 6R4 CANADA
Buyer:
Wireless Ronin Technologies, Inc.
Baker Technology Plaza, Suite 475
5929 Baker Road
Minnetonka, MN 55345
Attention: John A. Witham
Facsimile No.: (952) 974-7887
with a copy to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Avron L. Gordon
Facsimile No.: (612) 977-8650
14. ENTIRE AGREEMENT
     This Agreement, the Employment Agreement with Seller and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
[remainder of page intentionally left blank; signature blocks to follow]

6

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:
By:

SELLER:
By:
Robert Whent

7

Exhibit 2.4(b)(vi)
Release to Resigning Officers and Directors
     WHEREAS pursuant to a Stock Purchase Agreement dated with effect as of July 31st, 2007 (the “Purchase Agreement”), Wireless Ronin Technologies, Inc. (the “Buyer”) has agreed to purchase all of the issued and outstanding securities of: (i) 1710647 Ontario Limited (“OL”) owned by Robert Whent (“Whent”); (ii) Alamar Holdings Inc. (“Alamar”) owned by Alan Buterbaugh (“Alan”); and (iii) Mar Capital Inc. (“Mar”) owned by Marlene Buterbaugh (“Marlene”) (the “Transaction”) thereby acquiring control of McGill Digital Solutions Inc. (“McGill”);
     AND WHEREAS as a condition precedent to the completion of the Transaction, Alan, Whent and Marlene are required to resign their positions as officers, directors and employees of McGill, Alamar, Mar and OL, as applicable as of the date hereof;
     AND WHEREAS as a condition precedent to the completion of the Transaction, McGill, OL, Alamar, Mar and the Buyer (each hereinafter a “Releasor”) are required to execute and deliver this release in favour of Whent, Alan and Marlene as resigning officers, directors and employees.
     Each Releasor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, save and except as hereinafter provided in the “Notwithstanding” paragraph below, hereby releases, remises and forever discharges each of Whent, Alan and Marlene, and their respective heirs, executors, personal representatives, estate trustees and assigns (each a “Releasee”) of and from any and all actions, causes of action, claims, suits, liabilities, debts, covenants, contracts, accounts, duties and demands of any and every kind and nature whatsoever, at law or in equity (hereinafter called the “Claims”) which a Releasor had, now has or may hereinafter have against a Releasee by reason of any cause, matter or thing whatsoever related to or arising in respect of a Releasee’s service or position as an officer, director or employee, as the case may be, of any one of McGill, OL, Alamar or Mar prior to the date hereof.
     This Release shall be binding upon the Releasors and their respective successors and assigns and shall enure to the benefit of the Releasee and his heirs, successors and assigns.
     The Releasors each further covenant and agree not to join, assist and/or act in concert in any manner whatsoever with any person, firm or corporation in the making of any Claim or demand or in the bringing of any proceeding or action in any manner whatsoever against a Releasee arising out of or in relation to matters hereinbefore remised, released and/or discharged.
     Each Releasor hereby agrees not to make any Claim or demand or commence any action against any third party who might claim contribution, indemnity or other relief over or against a Releasee in relation to the matters hereinbefore remised, released and/or discharged from or to be indemnified by you.
     NOTWITHSTANDING THE FOREGOING, this release shall not remise, release or discharge a Releasee from or in respect of any Claims arising out of the obligations of a Releasee pursuant to the terms of the Purchase Agreement or any agreement or document delivered pursuant thereto.

     AND EACH RELEASOR FURTHER ACKNOWLEDGES having had adequate opportunity to read and consider this full and final release and to obtain independent legal or other advice in regard to it as considered advisable and understands that it contains a full and final release of all claims that it has or may have against a Releasee relating to the matters addressed herein.
     IN WITNESS WHEREOF each Releasor has duly executed this Release as of the 31st day of July, 2007.

McGill Digital Solutions Inc.

By:
Its:
I have the authority to bind the Corporation

1710647 Ontario Limited

By:
Its:
I have the authority to bind the Corporation

Alamar Holdings Inc.

By:
Its:
I have the authority to bind the Corporation

Mar Capital Inc.

By:
Its:
I have the authority to bind the Corporation

Wireless Ronin Technologies, Inc.

By:
Its:
I have the authority to bind the Corporation

2

Exhibit 2.4(c)
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT, dated as of August ___, 2007 (“Escrow Agreement”), is by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (“Depositor”), Robert Whent, an individual resident in Ontario, Canada, Alan Buterbaugh, an individual resident in Ontario, Canada, and Marlene Buterbaugh, an individual resident in Ontario, Canada (collectively, the “Recipients”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Escrow Agent hereunder (“Escrow Agent”).
BACKGROUND
     A. Depositor and Recipients have entered into a Stock Purchase Agreement (the “Underlying Agreement”), dated as of August ___, 2007, pursuant to which Buyers will purchase all of the issued and outstanding shares of certain corporations. The Underlying Agreement provides that Depositor shall deposit the Escrow Funds (defined below) in a segregated escrow account to be held by Escrow Agent to satisfy Sellers’ indemnification obligations under Section 10 of the Underlying Agreement.
     B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.
     C. Pursuant to the Underlying Agreement, Depositor and Recipients have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Escrow Agreement.
     D. In order to establish the escrow of funds and to effect the provisions of the Underlying Agreement, the parties hereto have entered into this Escrow Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
     1. Definitions. The following terms shall have the following meanings when used herein:
“Depositor Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Depositor and delivered to Escrow Agent and the Recipients’ Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.
“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

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“Escrow Period” shall mean the period commencing on the date hereof and ending on                     , 2008 [180 days from Closing], unless earlier terminated by the provisions of the Escrow Agreement.
“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent.
“Recipients’ Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Recipients and delivered to Escrow Agent and the Depositor Representative in accordance with the notice provisions of this Escrow Agreement, to act as their representative under this Escrow Agreement.
“Representatives” shall mean the Depositor Representative and the Recipients’ Representative.
     2. Appointment of and Acceptance by Escrow Agent. Depositor and Recipients’ hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.
     3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Escrow Agreement, Depositor will transfer the Escrow Funds in the amount of $300,000 (CAD), by wire transfer to an account designated by Escrow Agent.
     4. Disbursements of Escrow Funds. From time to time during the Escrow Period, Depositor may give notice (a “Notice”) to Recipients and Escrow Agent by way of a sworn affidavit specifying in reasonable detail, including reasonable supporting documentation, the nature and dollar amount of any claim (a “Claim”) it may have under Section 10 of the Underlying Agreement; Depositor may make more than one claim with respect to any underlying state of facts. If Recipients give notice to Depositor and Escrow Agent disputing any Claim (a “Counter Notice”) within 30 days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided below. If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Depositor as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Underlying Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Depositor the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Underlying Agreement.
If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Depositor and the Recipients or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

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Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, any remaining Escrow Funds to Recipients (50% to Robert Whent, 30% to Alan Buterbaugh and 20% to Marlene Buterbaugh), without any further instruction or direction from the Representatives. All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 10 and Section 11 below.
     5. Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute between Depositor, Recipients or the Representatives with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:
     a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).
     b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.
Escrow Agent shall have no liability to Depositor, Recipients, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.
     6. Investment of Funds. The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule B hereto. The Depositor and Recipients may provide instructions changing the investment of the Escrow Funds by the furnishing of a Joint Written Direction to the Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following: [TO BE REVISED BY ESCROW AGENT] (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of

3

America; (b) U.S. dollar denominated deposit accounts and certificates of deposits issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which such deposits are either (i) insured by the Federal Deposit Insurance Corporation or a similar governmental agency, or (ii) with domestic commercial banks which have a rating on their short- term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P and “P-1” by Moody’s and maturing no more than 360 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or (d) institutional money market funds, including funds managed by Escrow Agent or any of its affiliates.
Each of the foregoing investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after twelve o’clock, p.m., Central Standard Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in St. Paul, Minnesota are open for business.
     7. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Depositor and Recipients specifying a date when such resignation shall take effect. Upon any such notice of resignation, the Representatives jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     8. Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation any other agreement between any or all of

4

the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Depositor or Recipients. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor and Recipients, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.
The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
     9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Depositor and Recipients, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’

5

fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Depositor or Recipients, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Depositor and Recipients jointly and severally. The obligations of Depositor and Recipients under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.
The parties agree that neither the payment by Depositor or Recipients of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Depositor and Recipients, the respective rights and obligations of Depositor, on the one hand, and Recipients, on the other hand, under the Underlying Agreement.
     10. Fees and Expenses of Escrow Agent. Depositor shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Depositor upon demand by Escrow Agent. The obligations of Depositor under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof). Escrow Agent shall notify the Representatives of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Representatives copies of all related invoices and other statements. Recipients, Depositor and the Representatives hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds. If for any reason funds in the Escrow Funds are insufficient to cover such compensation and reimbursement, Depositor and Recipients shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

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     11. Representations and Warranties. Each of Depositor and Recipients respectively makes the following representations and warranties to Escrow Agent:
     (i) With respect to the Depositor, it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.
     (ii) This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms, if applicable.
     (iii) The execution, delivery, and performance of this Escrow Agreement is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Underlying Agreement, to which it is a party or any of its property is subject.
     (iv) The applicable persons designated on Schedule C hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the Representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.
     (v) No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.
     (vi) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.
     12. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Depositor

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and Recipients acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Depositor and Recipients agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.
     13. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the District of Minnesota shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the courts of the State of Minnesota, County of Hennepin shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.
     14. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth in this section 14, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth herein, or to such other address as each party may designate for itself by like notice.
If to Depositor at:
Wireless Ronin Technologies, Inc.
Baker Technology Plaza, Suite 475
5929 Baker Road
Minnetonka, MN 55345
Attn: John A. Witham
Facsimile No.: (952) 974-7887
with a copy to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Avron L. Gordon
Facsimile No.: (612) 977-8650
If to Recipients at:
Robert Whent

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300 Russell Woods Drive Tecumseh, Ontario N8N 4K5 Canada

and

Alan and Marlene Buterbaugh
143 Pointe West Drive
Amherstburg, Ontario N9V 3P2 Canada

with a copy to:

Jeffrey M. Slopen
Principal
Miller, Canfield, Paddock and Stone, LLP
443 Oullette Avenue, Suite 300
Windsor, Ontario N9A 6R4 Canada

If to the Escrow Agent at:	U.S. Bank National Association, as Escrow Agent
ATTN: Corporate Trust Administration
60 Livingston Avenue, Mail Code EP-MN-WS3C
St. Paul, MN 55107-2292
Facsimile: 651-495-8096
Telephone: 651-495-3922
E-mail: georgette.kleinbaum@usbank.com
     15. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representatives and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.
     16. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.
     17. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota without giving effect to the conflict of laws principles thereof.
     18. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

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     19. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Depositor, Recipients and Escrow Agent.
     20. Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.
     21. Termination. Upon the first to occur of the termination of the Escrow Period, the disbursement of all amounts in the Escrow Funds or the disbursement of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.
     22. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Depositor or Recipients and become pecuniarily interested in any transaction in which the Depositor or Recipients may be interested, and contract and lend money to the Depositor or Recipients and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositor or Recipients or for any other entity.
     23. Security Advice Waiver. The Representatives acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Representatives the right to receive brokerage confirmations for certain security transactions as they occur, the Representatives specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Representatives periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.
     24. Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Escrow Agreement and hereby advises each party to consult with independent counsel concerning any tax ramifications. Any interest or income on the Escrow Funds shall be reported on a cash basis and shall be deemed to be for the account of Recipients, unless determined otherwise in accordance with the terms of this Escrow Agreement.
[Remainder of this page intentionally left blank; signature page follows.]

10

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

DEPOSITOR

By:

Title:

ATTEST:

Secretary
RECIPIENTS

Robert Whent

Alan Buterbaugh

Marlene Buterbaugh

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent

By:

Title:

11

SCHEDULE A
Schedule of Fees for Services as Escrow Agent

I. Acceptance Fee:	$
The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a flat one-time fee, payable at closing.

II. Annual Administration Fee:	$
Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.

III. Out-of-Pocket Expenses:	At Cost
Reimbursement of expenses associated with the performance of our duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.
IV. Extraordinary Expenses:
Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or our hourly rate then in effect.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.
For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE B
AUTOMATIC MONEY MARKET INVESTMENT AUTHORIZATION
In the absence of further specific written direction to the contrary, U.S. Bank National Association is hereby directed to invest and reinvest proceeds and other available moneys in the following fund as permitted by the operative documents. Please mark one space with an X for the investment vehicle selection, and sign below.
_X_  First American Treasury Obligations Fund (Reserve Class)
PLEASE REFER TO THE PROSPECTUS OF FIRST AMERICAN FUNDS, INC. WHICH YOU HEREBY ACKNOWLEDGE HAS PREVIOUSLY BEEN PROVIDED. NOTE THAT THE ABOVE FUNDS’ INVESTMENT ADVISOR, CUSTODIAN, DISTRIBUTOR AND OTHER SERVICE PROVIDERS AS DISCLOSED IN THE FUNDS PROSPECTUS ARE U.S. BANK NATIONAL ASSOCIATION AND AFFILIATES THEREOF. SHARES OF THE ABOVE FUNDS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK INCLUDING U.S. BANK NATIONAL ASSOCIATION OR ANY OF ITS AFFILIATES, NOR ARE THEY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THE FUNDS INVOLVES INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. U.S. BANK DOES NOT HAVE A DUTY NOR WILL IT UNDERTAKE SUCH DUTY TO PROVIDE INVESTMENT ADVICE TO YOU ADDITIONAL INFORMATION, IF NEEDED, SHOULD BE OBTAINED FROM A TRUSTED FINANCIAL ADVISOR. U.S. Bank National Association will not vote proxies for the First American Funds. Proxies will be mailed to you for voting.
Fee Basis: Approval of investment of any of these First American mutual funds includes approval of the fund’s fees and expenses as detailed in the enclosed prospectus, including advisory, custodial, distribution and shareholder service expenses (which may be so-called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank National Association or other affiliates of U.S. Bank National Association.

SCHEDULE C
Representatives:
     The following person(s) are hereby designated and appointed as Depositor Representative under the Escrow Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

Name	Specimen signature
     The following person(s) are hereby designated and appointed as Recipients Representative under the Escrow Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

Name	Specimen signature

Exhibit 7.4(a)
Form of Opinion

Founded in 1852 by Sidney Davy Miller		michigan: Ann Arbor Detroit • Grand Rapids Howell • Kalamazoo Lansing • Monroe Saginaw • Troy florida: Naples • Pensacola massachusetts: Cambridge
	Miller, Canfield, Paddock and Stone, llp	new york: New York

	443 Ouellette Avenue, Suite 300, P.O. Box 1390 Windsor, Ontario, Canada N9A 6R4 TEL (519) 977-1555/(313) 962-1990 www.millercanfield.com	canada: Toronto • Windsor poland: Gdynia Warsaw • Wroclaw
August       , 2007
Wireless Ronin Technologies, Inc.
Baker Technology Plaza, Suite 475
5929 Baker Road
Minnetonka, MN 55345
Attention: John A. Witham

Re:	Sale of shares in the capital stock of 1710647 Ontario Limited by Robert Whent, sale of shares of Mar Capital by Marlene Buterbaugh, sale of shares of Alamar Holdings Inc. by Alan Buterbaugh to Wireless Ronin Technologies, Inc. (the “Buyer”) and resulting acquisition of control of McGill Digital Solutions Inc. by the Buyer
Dear Sirs:
     We have acted as counsel to Robert Whent (“Whent”), Alan Buterbaugh (“A. Buterbaugh”), Marlene Buterbaugh (“M. Buterbaugh”) (Whent, A. Buterbaugh and M. Buterbaugh together, the “Sellers” and each a “Seller”), 1710647 Ontario Limited (“OL”), Mar Capital Inc. (“Mar”), Alamar Holdings Inc. (“Alamar”) and McGill Digital Solutions Inc. (the “Corporation”) in connection with a Stock Purchase Agreement dated as of August 1, 2007 and agreements referenced therein (together referred herein as the “Documents”) and the transactions contemplated therein.
     Capitalized terms used herein shall have the meaning attributed to them in the Stock Purchase Agreement, unless otherwise set out herein. This opinion is provided pursuant to Section 7.4(a) of the Stock Purchase Agreement.
     We have participated in the preparation, execution and delivery of the Documents.
     We have also examined:
(a)	the constating documents and relevant corporate records of the Corporation;

(b)	a certificate of an officer of each of OL, Mar, Alamar and the Corporation, copies of which have been delivered to you;

MILLER, CANFIELD, PADDOCK and STONE, llp

August , 2007
(c)	a certificate of status dated no earlier than August , 2007 in respect of each of OL, Mar, Alamar and the Corporation issued by the Ministry of Government Services for the Province of Ontario; and

(d)	such other documents that we have deemed relevant and necessary as the basis of our opinions herein.
     For the purposes of the opinions expressed herein, we have assumed:
(a)	the genuineness of all signatures;

(b)	the legal capacity of all individuals;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to authentic originals of all documents submitted to us as photostatic copies or as facsimiles;

(e)	that the Documents have been duly authorized, executed and delivered by and constitute a legal, valid and binding obligation of each party thereto other than the Sellers;

(f)	that for the purposes of our opinion as to enforceability of any Document which is stated to be subject to Minnesota law, that the laws of the State of Michigan are identical in all respects to the laws of the Province of Ontario;

(g)	the truthfulness and accuracy of all certificates of corporate officers; and

(h)	all facts set forth in the official public records, indices, filing systems and all certificates and documents supplied by public officials or otherwise conveyed to us by public officials are accurate and complete.
     Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the expression “to our knowledge” or words to like effect, it is based solely on:
(i)	the actual knowledge of the current partners and associates of our firm learned during the course of representing the parties to whom we have acted as counsel as set forth above;

(ii)	a review of the officers certificates referred to above.
     We have undertaken no other investigation.

MILLER, CANFIELD, PADDOCK and STONE, llp

August , 2007
     The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.
     Our opinions expressed herein are subject to the following qualifications:
(a)	the enforceability of the Documents may be limited by applicable bankruptcy, reorganization and insolvency, winding-up, arrangement, moratorium, fraudulent conveyance or transfer and other similar laws relating to or affecting creditors’ rights generally;

(b)	enforcement of the rights and remedies set out in the Documents may be limited by general principles of equity regardless of whether such enforcement is considered in a proceeding in equity or at law;

(c)	the enforceability of the Documents is subject to the discretion of a court of competent jurisdiction to apply principles of equity or public policy as such term is understood under the laws of the Province of Ontario;

(d)	a court in the Province of Ontario may exercise discretion in the granting of equitable remedies such as specific performance and injunction;

(e)	any action on the Documents may be barred by the Limitations Act, 2002 (Ontario) after the applicable limitation period has expired and we express no opinion as to whether a court may find any provision contained in the Purchase Agreement to be unenforceable on the basis that any such provision is an attempt to vary or exclude a limitation period under the Limitations Act, 2002 (Ontario);

(f)	the costs of, and incidental to, a proceeding to enforce the Documents are in the discretion a court of competent jurisdiction and the court may determine by whom and to what extent the cost shall be paid;

(g)	no opinion is expressed as to the enforceability of any provision of the Documents which suggest that modifications, amendments or waivers that are not in writing will not be effective;

(h)	the effectiveness of provisions which purport to relieve a person from liability or duty otherwise owed may be limited by law, and the provisions requiring indemnification or reimbursement may not be enforced by a court to the extent they relate to the failure of such person to have performed such duty or liability;

(i)	a court in the Province of Ontario may decline to enforce rights of indemnity and contribution under the Documents to the extent that they are found to be contrary

MILLER, CANFIELD, PADDOCK and STONE, llp

August , 2007
to public policy as such term is understood under the laws of the Province of Ontario;

(j)	provisions in the Documents which purport to sever from any Documents any provision therein which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the such Documents would be enforced only to the extent that the court determines such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of the such Documents;

(k)	a court may decline to accept the factual and legal determination of a party notwithstanding that a contract or instrument provides that the determinations of that party shall be conclusive;

(l)	We express no opinion as to the enforceability of non-competition covenants contained in the Documents by reason of the fact that such covenants are prima facie in restrain of trade and therefore may be found by a court of competent jurisdiction to be void on public policy grounds.
     Based and relying on and subject to the foregoing, we are of the opinion that:
     1. The Corporation is a corporation duly incorporated and validly existing under the laws of the Province of Ontario and has the corporate power and capacity to own or lease its properties and assets and to carry on, as applicable its business as presently conducted.
     2. Each of OL, Alamar and Mar is a corporation duly amalgamated or incorporated, as applicable and validly existing under the laws of the Province of Ontario and OL, Alamar and Mar have the corporate power and capacity to own their respective properties and assets, including the Shares.
     3. Each Seller has taken all necessary actions, steps and proceedings to approve or authorize the entering into, execution and delivery and the performance of his or her obligations under the Documents to which he or she is a party and in particular to transfer the Shares to the Buyer, subject to compliance with any restrictions on transfer of such Shares set out in the Organizational Documents of each of OL, Alamar and Mar and the Shareholders Agreement applicable to the Corporation.
     4. Each Seller has good right, power and authority to enter into the Documents to which he or she is a party and to perform his or her obligations under the Documents.
     5. The execution, delivery and performance of the Documents by each Seller, as applicable, and the completion of the transactions contemplated thereby will not constitute or result in a violation or breach of or a default under:

MILLER, CANFIELD, PADDOCK and STONE, llp

August , 2007
(i)	any term or provision of any of the Organizational Documents of the Corporation, OL, Alamar or Mar or by-laws or resolutions of the board of directors (or any committee thereto) or shareholders, as the case may be, of the Corporation, OL, Alamar or Mar;

(ii)	any applicable law, statute, ordinance, regulation or rule applicable in the Province of Ontario or in Canada as applicable in the Province of Ontario; and

(iii)	to the best of our knowledge, under any indenture, agreement or other legally binding instrument to which any of the Sellers or the Corporation is a party or by which any of them or any of their repective properties or assets may be bound.
     6. The authorized capital of the Corporation consists of an unlimited number of common shares, an unlimited number of Class “A” shares of which one thousand seven hundred (1,700) have been issued and are outstanding as fully paid and non-assessable shares, and at the date hereof, OL is the registered and beneficial holder of eight hundred and fifty (850) common shares and Alamar is the registered and beneficial holder of eight hundred and fifty (850) common shares.
     7. The authorized capital of OL consists of an unlimited number of common shares of which one thousand (1,000) common shares have been issued and are outstanding as fully paid and non-assessable shares and at the date hereof, Whent is the registered and beneficial holder of one thousand (1,000) common shares.
     8. The authorized capital of Alamar consists of an unlimited number of common shares of which one hundred (100) common shares have been issued and are outstanding as fully paid and non-assessable shares, and at the date hereof, A. Buterbaugh is the registered and beneficial holder of sixty (60) common shares and Mar is the registered and beneficial holder of forty (40) common shares.
     9. The authorized capital of Mar consists of an unlimited number of common shares, an unlimited number of Class “A” special shares and one thousand (1,000) preferred shares of which forty (40) common shares (and no more) have been issued and are outstanding as fully paid and non-assessable shares, and at the date hereof, M. Buterbaugh is the registered and beneficial holder of forty (40) common shares.
     10. Assuming payment by the Buyer of the consideration for the Shares pursuant to the Stock Purchase Agreement, and that the Buyer has no notice of any adverse claim in respect of the Shares, and that the Buyer is acting in good faith, upon delivery to the Buyer by the Sellers of share certificates representing the Shares duly endorsed for transfer to the Buyer or in blank by the Sellers, the Buyer will acquire the Shares, free of any adverse claim.

MILLER, CANFIELD, PADDOCK and STONE, llp

August , 2007
     11. In the event that any Document, which is stated to be subject to the laws of the State of Minnesota, is sought to be enforced in any action or proceeding in the Province of Ontario in accordance with the laws of the State of Minnesota, the courts of Ontario would:
(a)	recognize such choice of laws if it were not made with a view to avoid the consequences of the laws of any other jurisdiction and that the choice is not otherwise contrary to public policy as such term is understood under the laws of the Province of Ontario;

(b)	we know of no reason that a court in the Province of Ontario would consider such choice of law s to be contrary to public policy; and

(c)	if that choice of laws is valid, applied the laws of the State of Minnesota upon appropriate evidence being adduced as to such laws, provided that it would not be contrary to Ontario public policy for an Ontario court to hear an action or proceeding to enforce such Document in Ontario. A court in the Province of Ontario has, however, an inherent power to decline to hear such an action if it is not the proper forum to hear such an action or if concurrent proceedings are brought elsewhere;
     12. The laws of the Province of Ontario permit an action to be brought in a court of competent jurisdiction in Ontario on any final and conclusive judgment in personam against the Sellers, in respect of a Document made by a court in the State of Minnesota having jurisdiction over the Sellers, as recognized by the courts of the Province of Ontario which is not impeachable as void or voidable under the internal laws of the State of Minnesota for a sum certain if:
(i)	the court rendering such judgment has jurisdiction over the Sellers, as recognized by the Province of Ontario;

(ii)	such judgment were not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be contrary to Ontario public policy;

(iii)	the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign penal, revenue or expropriation laws;

(iv)	the action to enforce the judgment is taken within the applicable limitation periods; and

(v)	the judgment is not contrary to any order made under the Foreign Extraterritorial Measures Act (Canada) or under the Competition Act (Canada) in respect to judgments referred to therein.

MILLER, CANFIELD, PADDOCK and STONE, llp

August , 2007
     13. Each of the Documents to which each of the Sellers are a party, constitute a legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms.
     Except as expressly opined herein, we are not expressing any other opinions on any other matters relating to the Purchase Agreement or otherwise.
     The opinions expressed herein are provided solely for the benefit of the addressees in connection with the transactions contemplated by the Purchase Agreement and may not be used nor relied on by the addressees for any another purpose or by any other person for any purpose whatsoever, in each case without our prior written consent.
     We shall have no continuing obligation to inform you of changes in law or in fact, subsequent to the date hereof or of facts of which we become aware after the date hereof.
Yours very truly,

Schedule 4.2
Buyer’s Consents
1. Notification under the Investment Canada Act (to be filed by Buyer within 30 days following the Closing).